UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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VIAD CORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Viad Corp
1850 North Central Avenue, Suite 800
Phoenix, Arizona 85004-4545

April 4, 2007

Dear Viad Corp Fellow Shareholder:

Our 2007 Annual Meeting of Shareholders will be held on Tuesday, May 15, at 9:00 a.m., at the Royal Palms, 5200 East Camelback Road, Phoenix, Arizona (Estrella East Conference Room). The meeting will begin promptly at 9:00 a.m., Mountain Standard Time, so please plan to arrive early.

The formal notice of the meeting is on the next page. No admission tickets or other credentials will be required for attendance at the meeting. You may use the hotel’s free valet parking.

Directors and officers will be available at the meeting to speak with you. There will be an opportunity during the meeting for your questions regarding the affairs of the Corporation and for a discussion of the business to be considered at the meeting as explained in the notice and proxy statement.

Your vote is important. Whether you plan to attend or not, please sign, date, and return the enclosed proxy card in the envelope provided, or you may vote your shares by the Internet or telephone as described on your proxy card. If you plan to attend the meeting, you may vote in person.

Sincerely,

Robert H. Bohannon	Paul B. Dykstra
Chairman of the Board	President and Chief Executive Officer

Viad Corp
1850 North Central Avenue, Suite 800
Phoenix, Arizona 85004-4545

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 4, 2007

To Viad Corp Shareholders:

We will hold the Annual Meeting of Shareholders of Viad Corp, a Delaware corporation, at the Royal Palms, 5200 East Camelback Road (Estrella East Conference Room), Phoenix, Arizona, on Tuesday, May 15, 2007, at 9:00 a.m., Mountain Standard Time. The purpose of the meeting is to:

1.             Elect three directors to Viad’s Board of Directors, each for a three-year term;

2.             Ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants (also referred to as “independent auditors”) for 2007;

3.             Approve the 2007 Viad Corp Omnibus Incentive Plan; and

4.             Consider any other matters which may properly come before the meeting and any adjournments.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only shareholders of record of common stock at the close of business on March 23, 2007, are entitled to receive this notice and to vote at the meeting. A list of shareholders entitled to vote will be available at the meeting for examination by any shareholder for any proper purpose. The list will also be available on the same basis for ten days prior to the meeting at Viad’s principal executive offices at the address listed above.

Our 2006 Annual Report, including financial statements, is included with your proxy materials.

To assure your representation at the meeting, please vote your shares by telephone, the Internet or by signing, dating and returning the enclosed proxy card at your earliest convenience. The Internet and automated telephone voting features are described on the proxy card. We have enclosed a return envelope, which requires no postage if mailed in the United States, if you choose to mail your proxy. Your proxy is being solicited by the Board of Directors.

By Order of the Board of Directors

SCOTT E. SAYRE
Vice President  —  General Counsel and Secretary

PLEASE VOTE — YOUR VOTE IS IMPORTANT

VIAD CORP

1850 North Central Avenue, Suite 800
Phoenix, Arizona 85004-4545

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE MEETING

Viad Corp 2007 Annual Meeting	Tuesday, May 15, 2007 9:00 a.m., Mountain Standard Time	Royal Palms, 5200 East Camelback Road, Estrella East Conference Room Phoenix, Arizona
Agenda	1. Elect three directors.
2. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants (also referred to as “independent auditors”) for 2007.
3. Approve the 2007 Viad Corp Omnibus Incentive Plan.
4. Any other proper business.
Proxies Solicited By	Board of Directors of Viad Corp
First Mailing Date	We anticipate mailing the proxy statement on April 4, 2007.
Record Date	March 23, 2007. On the record date, we had 21,074,686 shares of our common stock outstanding.
Voting

If you were a holder of common stock on the record date, you may vote at the meeting. Each share held by you is entitled to one vote. You can vote in person at the meeting, or by the Internet or automated telephone voting, or by proxy.

Proxies

We will vote signed returned proxies “FOR” the Board’s director nominees, “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for 2007, and “FOR” the approval of the 2007 Viad Corp Omnibus Incentive Plan, unless you vote differently on the proxy card. The proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, proxy holders will vote for a person whom they believe will carry on our present policies.

Revoking Your Proxy	You may revoke your proxy before it is voted at the meeting. To revoke your proxy, follow the procedures listed under the “Voting Procedures/Revoking Your Proxy” section of this proxy statement.
Your Comments	Your comments about any aspects of our business are welcome. Although we may not respond on an individual basis, your comments receive consideration and help us measure your satisfaction.

Prompt return of your proxy will help reduce the costs of resolicitation.

PROPOSAL 1: ELECTION OF DIRECTORS

Board Structure

The Board of Directors of Viad consists of nine persons divided into three classes or groups. The term of one class of directors expires at each annual meeting, and persons are elected to that class for a term of three years. Three directors are to be elected at this year’s annual meeting.

Adoption of Majority Vote Standard for Election of Directors

The Board approved amendments to Viad’s Bylaws, effective as of December 1, 2006, to change the vote standard in uncontested elections of directors from plurality to a majority of votes cast. A majority of votes cast means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that director nominee. In contested elections where the number of nominees exceeds the number of directors to be elected, Viad will continue to apply the plurality vote standard.

The amendments to the Bylaws further provide that if a nominee who already serves as a director is not elected by a majority vote, then the director will be obligated to tender his or her resignation to the Board. The Corporate Governance and Nominating Committee of the Board will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will be required to publicly disclose its decision and the rationale behind it within 90 days of the certification of the election results. The director who tenders his or her resignation will not participate in the Board’s decision.

If a nominee, who was not already serving as a director, is not elected at the annual meeting, the nominee would not become a director. All director nominees listed below are currently serving on the Board.

Director Nominees

The Board of Directors has nominated Isabella Cunningham, Jess Hay, and Albert M. Teplin for election at the annual meeting. These nominees are currently members of the Board of Directors and, if elected, have agreed to serve another term, which will expire in 2010. Information about the director nominees is presented below.

Isabella Cunningham

Ernest A. Sharpe Centennial Professor in Communication at The University of Texas at Austin, 1983 to present. Dr. Cunningham has been the Chair of the Department of Advertising at The University of Texas at Austin since 2001 and a Professor of Advertising with the University since 1981. She also serves as a member of many university and community organizations. Age 64. Director since December 2005.

Jess Hay

Chairman of the Texas Foundation for Higher Education, a non-profit organization dedicated to promoting higher education in the State of Texas, a position that he has held since 1987. Mr. Hay was formerly the Chairman and Chief Executive Officer of Lomas Financial Group, a financial services business that provided retail and mortgage banking, real estate development, commercial loans and credit card services, from which he retired in December 1994. He is also a director of MoneyGram International, Inc. and Trinity Industries, Inc. He retired as a director of Exxon Mobil Corporation in 2001 and of SBC Communications Inc. in 2004. Age 76. Director since 1981.

Albert M. Teplin

Economist and since 2003 has served as a consultant to the Board of Governors of the Federal Reserve System, European Central Bank, the U.S. Department of Commerce and the International Monetary Fund. Dr. Teplin served as Senior Economist for the Board of Governors of the Federal Reserve System from 2001 to October 2002 and was Chief, Flow of Funds Section of the Board of Governors of the Federal Reserve System from 1989 to 2001. He is also a director of MoneyGram International, Inc. Age 61. Director since 2003.

Recommendation of the Board

The Board of Directors recommends that you vote “FOR” these director nominees.

Directors Continuing in Office

Information about the six directors continuing in office until expiration of their designated terms is presented below.

For Terms Expiring at the 2008 Annual Meeting:

Wayne G. Allcott

Vice President - Arizona of U S West Corporation from 1995 to 2000, when he retired in connection with the merger of U S West (a former local and long distance telecommunications and high-speed data transmission services company) with Qwest Corporation, which provides similar services. Mr. Allcott was appointed in 2000 by the Governor of Arizona to head the Governor’s Council on Workforce Development Policy for a two-year term. He is currently active with various non-profit organizations in Arizona. Age 64. Director since 2004.

Paul B. Dykstra

President and Chief Executive Officer of Viad Corp effective April 1, 2006, and prior thereto, Chief Operating Officer since January 1, 2006. He was President and Chief Executive Officer of GES Exposition Services, Inc., a subsidiary of Viad, since 2000; prior thereto, Executive Vice President - International and Corporate Development since 1999; and prior thereto, Executive Vice President - General Manager or similar executive positions since 1994 with Travelers Express Company, Inc., a former subsidiary of Viad. Age 45. Director since January 2006.

Judith K. Hofer

Retired President and Chief Executive Officer of May Merchandising/MDSI, a May Department Stores Company, from 2000 to 2002, and thereafter a consultant to The May Department Stores Company from 2002 to 2005. Prior thereto, Ms. Hofer served as President and Chief Executive Officer of Filene’s, a division of The May Department Stores Company, from 1996 to 2000. She is also a director of MoneyGram International, Inc. and Payless ShoeSource, Inc. Age 67. Director since 1984.

For Terms Expiring at the 2009 Annual Meeting:

Daniel Boggan Jr.

Chief of Staff, Office of the Mayor, Oakland, California since January 2007. He was Vice President - Business Development for Seibert Brandford Shank & Co., L.L.C., a municipal finance firm which provides investment banking, sales and trading, and financial advisory services, from October 2005 until March 2006, and was a consultant for the company from 2003 to October 2005. Mr. Boggan served as Senior Vice President of the National Collegiate Athletic Association, a voluntary organization which governs college and university athletic programs, from 1996 through his retirement in August 2003. He is the Chair of two national not-for-profit organizations, the National Writing Project and National Youth Sports Corporation. Mr. Boggan is also a trustee of The California Endowment, Albion College and Alliant International University, and a director of Payless ShoeSource, Inc. and The Clorox Company. Age 61. Director since 2005.

Robert H. Bohannon

Chairman of the Board of Viad Corp effective April 1, 2006, and Chairman, President and Chief Executive Officer since 1997, and President and Chief Operating Officer from 1996. Prior thereto he was President and Chief Operating Officer of Travelers Express Company, Inc., a former subsidiary of Viad, from 1993. Age 62. Director since 1996.

Robert E. Munzenrider

Retired President of Harmon AutoGlass, a subsidiary of Apogee Enterprises, Inc., a national chain of retail automotive services and insurance claims processor, a position he held from 2000 to 2002. In 1999, Mr. Munzenrider served as Vice President and Chief Financial Officer of the Glass Services Segment of Apogee Enterprises. He also served during part of 1999 as Executive Vice President and Chief Financial Officer of Eliance Corp., an e-commerce transaction processor. From 1997 to 1998, Mr. Munzenrider served as Vice President and Chief Financial Officer of St. Jude Medical, Inc., an international medical device manufacturing and marketing company. Mr. Munzenrider is also a director of ATS Medical, Inc. Age 62. Director since 2004.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Corporate Governance

In accordance with applicable law and the Bylaws of Viad, the business and affairs of Viad are governed under the direction of our Board of Directors. The system of governance practices followed by Viad is set forth in the Corporate Governance Guidelines and the charters of the committees of the Board of Directors. The Corporate Governance Guidelines set forth the practices the Board will follow with respect to the duties of the Board, its operations and committee matters, director qualifications and selection process, director compensation, director independence, director orientation and continuing education, chief executive officer evaluation, management succession, and annual Board evaluation.

The Corporate Governance Guidelines and committee charters, as well as the Code of Ethics applicable to Viad’s directors, officers and employees, may be viewed on the Internet at www.viad.com/governance.htm, and are available in print upon request to the Corporate Secretary of Viad at the address listed on page 1. The Corporate Governance Guidelines and committee charters are reviewed periodically to ensure the effective and efficient governance of Viad and to timely comply with all laws and the listing standards of the New York Stock Exchange (“NYSE”) that are applicable to corporate governance.

Board Committees and Director Independence

The Board maintains three standing committees to assist in fulfilling its responsibilities:  Audit Committee, Corporate Governance and Nominating Committee, and Human Resources Committee. Each committee meets periodically during the year, reports regularly to the full Board and annually evaluates its performance. The table below provides current membership and meeting information for each committee. In addition, the table identifies the independent directors, as determined by the Board in February 2007, within the meaning of the NYSE listing standards, applicable Securities and Exchange Commission (“SEC”) regulations and Viad’s Corporate Governance Guidelines. The Corporate Governance Guidelines include categorical standards for independence that meet or exceed the NYSE listing standards. The director independence section of the Corporate Governance Guidelines is attached to this proxy statement as Annex A.

Name	Audit	Corporate Governance and Nominating	Human Resources	Independent Director
Mr. Allcott		Member		yes
Mr. Boggan			Member	yes
Mr. Bohannon				no
Dr. Cunningham		Member		yes
Mr. Dykstra				no
Mr. Hay	Member		Chair	yes
Ms. Hofer	Member	Chair	Member	yes
Mr. Munzenrider	Member	Member		yes
Dr. Teplin	Chair		Member	yes
Total meetings in 2006	11	3	5

The particular areas of responsibility of each Board committee and other related information are described below. Each committee may form and delegate authority to a subcommittee of one or more members of the committee.

Audit Committee.   The Audit Committee appoints our independent registered public accountants and assists the Board in monitoring the quality and integrity of the financial statements of Viad, the compliance by Viad with legal and regulatory requirements, and the independence and performance of Viad’s internal auditors and external independent registered public accountants. The Committee conducts regularly scheduled executive sessions with Viad’s management and with Viad’s independent registered public accountants. The Committee has sole authority to appoint or replace Viad’s independent registered public accountants. The independent registered public accountants report directly to the Committee.

The Board has determined that all members of the Audit Committee are financially literate, as defined by the NYSE listing standards, and that Mr. Munzenrider qualifies as an “audit committee financial expert,” as defined by SEC regulations.

Corporate Governance and Nominating Committee.   The Corporate Governance and Nominating Committee is responsible for proposing a slate of directors for election by the shareholders at each annual meeting and for proposing candidates to fill any vacancies on the Board. The Committee also is responsible for an assessment of the Board’s performance to be discussed with the full Board annually, and for review of, and from time to time for proposal of changes to, Viad’s Corporate Governance Guidelines and the compensation and benefits of non-employee directors. In connection with these responsibilities, the Committee has sole authority to retain and terminate any search firm or compensation consultant to identify director candidates or to assist in the evaluation of director compensation.

Human Resources Committee.   The Human Resources Committee oversees development and implementation of a compensation strategy designed to enhance profitability and shareholder value. The Committee also reviews and approves, subject to ratification by independent members of the Board, the salary and equity and incentive compensation of the Chief Executive Officer, approves salaries and compensation of executive officers, and approves incentive compensation targets and awards under various compensation plans and programs of Viad. In addition, the Committee has sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the Chief Executive Officer or senior executive compensation. The Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors. While the Corporate Governance and Nominating Committee has responsibility to review and make recommendations to the Board regarding non-employee director compensation and benefits, the Human Resources Committee has sole authority to approve grants of equity compensation to non-employee directors under the 1997 Viad Corp Omnibus Incentive Plan.

Hewitt Associates (“Hewitt”), a nationally-known independent consulting firm, has provided the Committee and Viad’s Human Resources Department with advice and counsel on executive compensation. The Committee has retained Hewitt to provide consultation services on executive compensation during 2007. Viad’s Legal and Human Resources Departments, and its Corporate Secretary, support the Committee in its work and in some cases act pursuant to delegated authority to fulfill various functions in administering Viad’s compensation programs. The Human Resources Department also provides the Committee with competitive compensation benchmarks. Viad’s Chief Executive Officer makes a recommendation to the Committee on the compensation of other executive officers of Viad; however, the Committee has sole authority to approve, for Viad’s Chief Executive Officer and other executive officers, (a) the annual base salary level, (b) the annual incentive opportunity level and granting of incentive awards, (c) the long-term incentive opportunity level, and (d) any special or supplemental benefits, with the salary, equity and incentive compensation of the Chief Executive Officer being subject to ratification by independent members of the Board.

Board Meetings and Annual Shareholder Meeting

Under Viad’s Corporate Governance Guidelines, each director is expected to attend the Annual Meeting of Shareholders, Board meetings and meetings of committees on which they serve. The Board of Directors held four regular meetings during 2006. Each director attended 100% of his or her Board and committee meetings, except for one director who attended 96% of his or her Board and committee meetings in 2006. All directors were in attendance at the 2006 Annual Meeting of Shareholders.

Meetings of Non-Management Directors and Presiding Director

The Board held three executive sessions of the independent, non-management directors in 2006 and regular executive sessions of the non-management directors have been scheduled for 2007. Mr. Hay served as Presiding Director of Viad in 2006 and was designated by the Board to continue as Presiding Director for the period beginning January 1, 2007, and ending December 31, 2008, or until such other time as his successor is chosen by action of the non-management directors of Viad.

Corporate Governance and Nominating and Human Resources Committees Interlocks and Insider Participation

Viad is not aware of any interlocking relationships between any member of Viad’s Human Resources Committee or Corporate Governance and Nominating Committee and any of Viad’s executive officers that would require disclosure under the applicable rules promulgated under the U.S. federal securities laws.

Review and Approval of Transactions with Related Persons

In February 2007, the Board adopted a policy and procedures for review, approval and monitoring of transactions involving the company and “related persons” (directors and executive officers or their immediate family members, or shareholders and their immediate family members owning five percent or greater of the company’s outstanding stock). The policy applies to any transaction in which Viad or an operating company is a participant and any related person has a direct or indirect interest, excluding de minimus transactions of a commercial or other nature between a related person and Viad or one of its operating companies and any compensation arrangements with executive officers or directors of Viad that have been approved or authorized by the Board or the Human Resources Committee.

The Corporate Governance and Nominating Committee is responsible for reviewing, approving and/or ratifying any related person transaction. Management will bring the matter to the attention of the Corporate Governance and Nominating Committee and provide it with all material information with respect to related person transactions. A related person transaction must be approved in advance whenever practicable, otherwise it must be ratified as promptly as practicable; provided that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. A related person transaction will be submitted to the Committee for consideration at its next meeting or, in those instances in which the President and Chief Executive Officer determines that it is not practicable or desirable for Viad to wait until the next Committee meeting, to the Chairman of the Committee (who has the delegated authority to act between Committee meetings with respect to this policy). The Chairman of the Committee will report to the Committee at the next Committee meeting any approval under this policy pursuant to delegated authority. The Committee will annually review with management existing related person transactions, if any, and report annually to the Board, to ensure that such transactions are being pursued in accordance with understandings and commitments made at the time they were approved, that payments are being made appropriately, and that such transactions continue to serve the interests of Viad.

Director Nominations

As provided in its charter, the Corporate Governance and Nominating Committee has established procedures for consideration of candidates for Board membership suggested by its members and other sources, including shareholders. The Committee has authority under its charter to employ a third-party search firm to assist it in identifying candidates for director. A shareholder who wishes to recommend a prospective nominee for the Board should notify Viad’s Corporate Secretary in writing at the address first listed on page 1 of this proxy statement. Any such recommendation should include:

•       the name and address of the candidate;

•       a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth below; and

•       the candidate’s signed consent to serve as a director if elected and to be named in the proxy statement.

The Committee will review the qualifications of any person properly nominated by a shareholder in accordance with Viad’s Bylaws relating to shareholder proposals as described in the “Submission of Shareholder Proposals, Director Nominations and Other Information” section of this proxy statement.

When the Committee reviews a potential nominee, the Committee looks specifically at the candidate’s qualifications in light of the needs of the Board and Viad at that time given the then current mix of director attributes. The Committee, in accordance with Viad’s Corporate Governance Guidelines, assesses director nominees based on their qualification as independent, as well as consideration of diversity, skills, and experience in the context of the current needs of the Board. In addition, director nominees should have high personal and professional ethics, integrity and values and be committed to representing the long-term interests of shareholders. The Committee also ensures that the members of the Board, as a group, maintain the requisite qualifications under the listing standards of the NYSE for populating the Audit, Human Resources and Corporate Governance and Nominating Committees.

Viad will deliver a questionnaire to a director candidate properly nominated by a shareholder addressing the candidate’s independence, qualifications and other information that would assist the Corporate Governance and Nominating Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in Viad’s proxy statement, if nominated by the Committee.

Communication with Non-Management Directors and the Board of Directors

Interested parties may communicate directly with non-management directors and/or with the Board by writing to the following address:  Viad Corp, 1850 North Central Avenue, Suite 800, Phoenix, Arizona 85004-4545, Attention: Corporate Secretary. All communications will be delivered to the non-management directors or the Board, as the case may be, no later than the Board’s next regularly scheduled meeting.

Director Compensation Table

Each non-employee director receives compensation for service on the Board and any of its committees. Directors who are also officers or employees of Viad (only Messrs. Bohannon and Dykstra) do not receive any special or additional remuneration for service on the Board or any of its committees. The following table provides the compensation costs to Viad in 2006 for the non-employee directors.

Name	Fees Earned Or Paid in Cash[1] ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[4] ($)	All Other Compen- sation[5] ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Wayne G. Allcott	40,900	47,567	3,785	—	—	5,144	97,396
Daniel Boggan Jr.	43,900	40,221	7,570	—	—	5,144	96,835
Robert H. Bohannon[6]	—	—	—	—	—	—	—
Isabella Cunningham	40,900	47,463	4,731	—	—	5,144	98,238
Paul B. Dykstra[6]	—	—	—	—	—	—	—
Jess Hay	65,400	72,598	3,785	—	—	24,358	166,141
Judith K. Hofer	68,400	72,598	3,785	—	—	3,072	147,855
Robert E. Munzenrider	57,400	40,221	3,785	—	—	3,144	104,550
Albert M. Teplin	70,400	40,221	3,785	—	—	144	114,550

1                       Non-employee directors receive an annual retainer of $30,000. Committee chairmen receive an additional annual retainer of $5,000, except for the Audit Committee chairman who receives an additional annual retainer of $10,000. Mr. Hay, presiding director of Viad since May 2005, is not compensated for serving in that position. Non-employee directors also receive a fee of $1,600 for each Board meeting attended and a fee of $1,500 for each committee meeting attended. Directors are reimbursed for all expenses related to their service as directors.

2                       The non-employee directors received a grant of 2,000 shares of restricted stock in February 2006. The amounts shown in the Stock Awards column (c) reflect the compensation cost incurred by Viad in 2006 (also referred to as the amortized amount) in connection with multi-year grants to the non-employee directors, as calculated in accordance with Statement of Financial Accounting Standard No. 123(R) (“FAS 123R”), including restricted stock granted in 2005 and 2006. There can be no assurances that the FAS 123R amounts provided in this column will be realized. At December 31, 2006, the following shares of restricted stock were outstanding for the non-employee directors:  Mr. Allcott, 3,000; Mr. Boggan, 3,000; Dr. Cunningham, 2,000; Mr. Hay, 3,000; Ms. Hofer, 3,000; Mr. Munzenrider, 3,000; and Dr. Teplin, 3,000.

3                       Stock options were not awarded in 2006 to the non-employee directors. The amounts shown represent the stock option expenses incurred by Viad in 2006 in accordance with FAS 123R for stock options granted for years 2003 through 2005. At December 31, 2006, the following stock options were outstanding for the named directors:  Mr. Allcott, 10,140; Mr. Boggan, 5,000; Dr. Cunningham, 3,125; Mr. Hay, 11,325; Ms. Hofer, 11,325; Mr. Munzenrider, 10,140; and Dr. Teplin, 6,250.

4                       Viad no longer has a deferred compensation plan for directors. In connection with the spin-off of MoneyGram (discussed below), all liabilities under the Deferred Compensation Plan for directors were transferred to MoneyGram. Deferred accounts under such plan can no longer receive additional contributions, but are credited by MoneyGram quarterly with dividend equivalents in the case of stock unit accounts and interest at a long-term medium-quality bond rate in the case of cash accounts. Deferred amounts are payable after a director ceases to be a member of Viad’s Board.

5                       The amounts shown reflect the corporate matching of charitable contributions pursuant to the Directors’ Matching Gift Program, which provides for corporate matching of charitable contributions made by non-employee directors, on a dollar-for-dollar basis, up to an aggregate maximum of $5,000 per year to qualified non-profit organizations having tax-exempt status under Section 501(c)(3) of the Internal Revenue Code. The amounts shown also reflect the premium paid by Viad on behalf of each non-employee director for accidental death and dismemberment insurance benefits of $300,000 and travel accident insurance benefits of $300,000 when they are traveling on corporate business. Mr. Hay’s amount further reflects perquisites and other personal benefits for personal travel on an aircraft chartered by Viad, and travel-related expenses for a guest to attend the August 2006 meeting of the Board. Those perquisites and other personal benefits were provided as a courtesy to Mr. Hay in connection with the August 2006 meeting and in recognition of his long and valuable service as a director and uncompensated presiding director of Viad. The aggregate incremental cost of perquisites is the actual cost incurred by Viad as a result of providing such items.

6                       Refer to amounts presented in the Summary Compensation Table.

The restricted stock granted in 2006 to non-employee directors will vest three years from the date of grant, with pro rata vesting of shares upon expiration of the three-year period if a director leaves the Board prior to the end of such period, provided that full vesting will occur upon lapse of such period if the director has met certain age and holding period requirements. Full vesting may also occur upon expiration of the three-year period, at the discretion of the Human Resources Committee, if a director has terminated service due to unforeseen hardship or circumstances beyond the control of the director and such termination of services is at least six months after the date of grant. Although not applicable for 2006, if a non-employee director were to take office after the restricted stock grant in February of each year, the new director would receive a pro rata grant of restricted stock based on the date of election and the next regularly scheduled February grant of restricted stock.

SECURITY OWNERSHIP OF VIAD MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

Ownership Guidelines for Directors and Officers

We believe it is important to align the financial interests of our directors and officers with those of our shareholders. Guidelines have been adopted which specify the minimum amount of stock that directors and officers are expected to own on a direct basis, meaning stock which is subject to market risk, not simply held under option. The guidelines call for each officer to own stock which has a value within a range of one and one-half to five times that individual’s annual salary, depending on salary level. The guidelines also call for each non-employee director to own stock which has a value equal to five times the annual retainer payable to a director. Longer tenured directors have met their goals and the remainder are working toward meeting their goals. The majority of our executive officers have met or exceeded their goals, and the remainder are making significant annual progress.

Security Ownership of Management

The first table below provides information concerning the beneficial ownership of our common stock by directors and executive officers of Viad, individually and as a group. The second table provides more detailed information concerning director ownership of Viad common stock, options to purchase common stock and stock units. Information in the ownership tables is as of March 23, 2007.

Name	Amount and Nature of Beneficial Ownership[1]	Percent of Class
Executive Officers
Paul B. Dykstra	110,106	*
Ellen M. Ingersoll	62,344	*
John F. Jastrem	16,334	*
G. Michael Latta	16,017	*
David G. Morrison	35,032	*
Suzanne Pearl	49,752	*
Kevin M. Rabbitt	27,059	*
Scott E. Sayre	65,455	*
Directors
Wayne G. Allcott	12,306	*
Daniel Boggan Jr.	7,500	*
Robert H. Bohannon	454,973	2.2%
Isabella Cunningham	4,625	*
Jess Hay	19,240	*
Judith K. Hofer	31,911	*
Robert E. Munzenrider	10,293	*
Albert M. Teplin	9,875	*
All Executive Officers and Directors as a Group (16 persons total)	932,822	4.4%

*                     Less than one percent.

1                       Includes:  91,912 shares of performance-based restricted stock granted in 2005 through 2007; 221,700 shares of restricted stock which will vest in three years from the date of grant; and 391,354 shares of common stock subject to stock options which were exercisable as of March 23, 2007, or within 60 days thereafter, by the directors and executive officers listed above. Performance-based restricted stock granted in 2005 vested one-third in 2006 and one-third in 2007 with the balance to vest on January 1, 2008 because specific performance targets were achieved at target levels (other than one executive officer who earned only a portion of the award based on achievement of performance goals at less than target levels). One-third of the performance-based restricted stock granted in 2006 vested in 2007 because specific performance targets were achieved at target levels. The payout of the remaining 2006 performance-based restricted stock will occur in one-third increments each year over the next two years on

January 1. Future vesting of restricted stock, including performance-based restricted stock, is subject generally to continued employment with the company.

Name	Year First Elected	Beneficial Ownership[1]	Unexercisable Options	Stock Units[2]	Total
Wayne G. Allcott	2004	12,306	6,084	—	18,390
Daniel Boggan Jr.	2005	7,500	3,000	—	10,500
Robert H. Bohannon	1996	454,973	8,000	—	462,973
Isabella Cunningham	2005	4,625	2,500	—	7,125
Paul B. Dykstra	2006	110,106	2,190	—	112,296
Jess Hay	1981	19,240	2,000	15,036	36,276
Judith K. Hofer	1984	31,911	2,000	14,625	48,536
Robert E. Munzenrider	2004	10,293	6,084	—	16,377
Albert M. Teplin	2003	9,875	2,000	405	12,280
Totals		660,829	33,858	30,066	724,753

1                       Beneficial ownership includes common stock owned plus common stock that a director can acquire at March 23, 2007, or within 60 calendar days thereafter, through the exercise of stock options. Ownership of common stock, excluding exercisable options, is as follows:  Mr. Allcott, 8,250; Mr. Boggan, 5,500; Mr. Bohannon, 227,552 (including 29,133 shares of performance-based restricted stock and 85,000 shares of restricted stock); Dr. Cunningham, 4,000; Mr. Dykstra, 80,600 (including 18,016 shares of performance-based restricted stock and 30,700 shares of restricted stock); Mr. Hay, 9,915; Ms. Hofer, 22,586; Mr. Munzenrider, 6,237; and Dr. Teplin, 5,625.

2                       The term “Stock Units” represents stock units held under the Deferred Compensation Plan for directors which was transferred to MoneyGram at the time of the spin-off of MoneyGram. Stock units are subject to market risk in the same manner as common stock because they have a value equal to the market price of Viad common stock. Viad does not currently provide a deferred compensation plan for the deferral of fees paid to directors or compensation paid to executive officers.

Security Ownership of Certain Beneficial Owners

The table below provides certain information regarding those persons known by Viad to be the beneficial owners of more than 5% of Viad’s outstanding common stock.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
Marathon Asset Management LLP	2,388,530[1]	11.04%
5 Upper St. Martins Lane, London, UK WC2H 9EA
Barclays Global Investors, N.A.	1,915,366[2]	8.85%
45 Fremont St., 17th Floor, San Francisco, CA 94105
Viad Corp Employees’ Stock Ownership Plan and Trust (ESOP)	1,065,867[3]	5.01%
1850 N. Central Avenue, Suite 800, Phoenix, AZ 85004-4545

1                       Marathon Asset Management LLP filed on January 16, 2007 with the SEC a statement on Schedule 13G reporting that it has shared power to vote or to direct the voting of 1,769,130 shares, and shared dispositive power over all the shares.

2                       Barclays Global Investors, N.A. filed on January 23, 2007 with the SEC a statement on Schedule 13G reporting that it has sole voting power over 1,825,366 shares and sole dispositive power over all the shares.

3                       Viad Corp Employees’ Stock Ownership Plan and Trust (ESOP) filed on February 14, 2007 with the SEC a statement on Schedule 13G reporting that it (directly or indirectly) has sole dispositive power and sole voting power over all the shares.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2006, with respect to shares of Viad common stock that may be issued under existing equity compensation plans. The category “Equity Compensation Plans Approved by Security Holders” in the table below consists of the 1997 Viad Corp Omnibus Incentive Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price ($) of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))[1]
	(a)	(b)	(c)
Equity compensation plans approved by security holders	965,950	24.12	2,006,927
Equity compensation plans not approved by security holders	—	—	—
Total	965,950	24.12	2,006,927

1                       All shares remaining available for grant as disclosed in this column are available only under the 1997 Viad Corp Omnibus Incentive Plan. No shares remaining in the 1997 Viad Corp Omnibus Incentive Plan as of its expiration on May 31, 2007 will be available for issuance thereafter. Viad does not anticipate granting any new awards under such Plan prior to its expiration (see “Proposal 3: Approval of 2007 Viad Corp Omnibus Incentive Plan” in this proxy statement). The Plan provides that the number of shares available for grant in each calendar year is equal to two percent of the total number of shares of common stock outstanding as of the first day of each year. Any shares available for grant in a particular calendar year which are not granted in such year are added to the shares available for grant in any subsequent calendar year while the Plan remains in effect.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Viad’s executive officers, directors, and beneficial owners of more than 10% of Viad’s common stock, to file initial reports of ownership and reports of changes in ownership of Viad’s common stock with the SEC and the NYSE. Such executive officers, directors and beneficial owners are required by U.S. federal securities regulations to furnish Viad with copies of all Section 16(a) forms they file. As a matter of practice, Viad’s administrative staff assists its executive officers and directors in preparing initial reports of ownership and reports of changes in ownership, and files such reports on their behalf with the SEC and the NYSE. Based solely on a review of the copies of such forms furnished to Viad and written representations from its executive officers and directors, Viad believes that all executive officers, directors and beneficial owners complied with the Section 16(a) reporting requirements in 2006, except G. Michael Latta, an executive officer, filed a Form 5 to report that he did not timely file on a Form 4 three small acquisitions (each less than one share of Viad common stock) made during 2006 pursuant to a broker-administered dividend reinvestment program.

Spin-Off of MoneyGram International, Inc.

The beneficial ownership and executive equity compensation (stock options and stock awards) presented in this proxy statement reflect the effects of the one-for-four reverse stock split of Viad common stock that occurred in connection with the tax-free spin-off of Viad’s previously owned subsidiary, MoneyGram International, Inc. (“MoneyGram”) on June 30, 2004. Equity compensation granted to executive officers and directors prior to June 30, 2004 reflects the MoneyGram dividend that was distributed in connection with the MoneyGram spin-off.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Three members of the Viad Board are members of the Board of Directors of MoneyGram. Prior to the spin-off of MoneyGram on June 30, 2004, there were transactions in the ordinary course between Viad and Travelers Express Company, Inc., a subsidiary of MoneyGram, as well as transactions pursuant to the Separation and Distribution, Employee Benefits, Tax Sharing and Interim Services Agreements (“Spin-off Agreements”) that were executed by the companies in connection with the spin-off of MoneyGram. Following the spin-off, transactions occurred during 2004 through 2006 and will continue in 2007 between Viad and MoneyGram as provided in the Spin-off Agreements. In January 2005, the companies entered into an agreement whereby Viad sold a 50% interest in its corporate aircraft to MoneyGram, and in January 2006 Viad sold its remaining 50% interest in the corporate aircraft to MoneyGram.

The Audit Committee Report and the Report of the Human Resources Committee contained in this proxy statement will not be incorporated by reference into any present or future filings we make with the Securities and Exchange Commission, even if those reports incorporate all or any part of this proxy statement.

AUDIT COMMITTEE REPORT

The Committee

The Audit Committee of the Board is comprised solely of independent directors and was appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of Viad, (2) the independent auditors’ qualifications and independence, (3) the performance of Viad’s internal audit function and independent auditors, and (4) the compliance by Viad with legal and regulatory requirements.

Meetings and Responsibilities

The Committee met eleven times in 2006. Committee members are also available to consult with management and with the Corporation’s independent auditors throughout the year. The Committee regularly meets in general and private sessions with management of Viad and with Viad’s internal auditors and external independent auditors. The Committee receives and discusses their reports and encourages open and detailed discussion of all matters related to responsibilities of the Committee.

Financial Statements Recommendation

The Committee recommended that the audited financial statements of Viad for 2006 be included in Viad’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007. A copy of that report is included with your proxy materials. In connection with its recommendation, the Committee did the following:

•       Reviewed and discussed the audited financial statements of Viad with management;

•       Discussed with the independent auditors of Viad matters required to be discussed by generally accepted auditing standards, including standards set forth in Statement on Auditing Standards No. 61. That statement requires that the independent auditors communicate to the Committee matters related to the conduct of the audit such as the quality of earnings; estimates, reserves and accruals; suitability of accounting principles; highly judgmental areas; and audit adjustments whether or not recorded; and

•       Received written disclosures from the independent auditors regarding their independence as required by Independence Standards Board Standard No. 1, and discussed with the independent auditors the independent auditors’ independence.

It is not the duty of the Committee to plan or conduct audits or to determine that Viad’s financial statements are complete or accurate and in accordance with generally accepted accounting principles.

Those are the responsibilities of management and Viad’s independent auditors. In giving its recommendation to the Board of Directors that the audited financial statements of Viad for 2006 be included in Viad’s Annual Report on Form 10-K, the Committee relied on management’s representations and the report of Viad’s independent auditors with respect to the financial statements. A report of Viad’s management concerning management’s responsibility for financial reporting, and the report and opinion of Deloitte & Touche LLP, Viad’s independent auditors, are included in Viad’s Annual Report on Form 10-K and should be read in conjunction with the audited financial statements of Viad.

Disclosure Controls and Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)) and internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)), evaluating the effectiveness of disclosure controls and procedures and internal control over financial reporting, and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Deloitte & Touche LLP is responsible for expressing an opinion on (1) management’s assessment of the effectiveness of internal control over financial reporting and (2) the effectiveness of internal control over financial reporting.

During 2006 and through the filing of Viad’s 2006 Annual Report on Form 10-K, management completed the documentation, testing and evaluation of Viad’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Committee was kept apprised of the progress of the evaluation during the process. The Committee received periodic updates provided by management and Deloitte & Touche LLP at Committee meetings. The Committee has discussed with Deloitte & Touche LLP the matters required under Auditing Standard No. 2 of the Public Company Accounting Oversight Board (PCAOB). That standard requires Viad’s independent auditors to report on their audit of Viad’s internal control over financial reporting performed in conjunction with their audit of Viad’s consolidated financial statements. At the conclusion of the process, management provided the Committee with, and the Committee reviewed, a report on the effectiveness of Viad’s internal control over financial reporting. The Committee also reviewed the report of Deloitte & Touche LLP relating to its audit of (1) management’s assessment of the effectiveness of internal control over financial reporting and (2) the effectiveness of internal control over financial reporting.

AUDIT COMMITTEE
Albert M. Teplin, Chairman
Jess Hay
Judith K. Hofer
Robert E. Munzenrider

REPORT OF THE HUMAN RESOURCES
COMMITTEE ON EXECUTIVE COMPENSATION

The Human Resources Committee of the Board is comprised solely of independent directors. The Committee oversees design and implementation of an executive compensation strategy intended to enhance profitability of Viad and shareholder value. The Committee has reviewed and discussed with Viad’s management the Compensation Discussion and Analysis provided in this proxy statement, and based on such review and discussions, the Committee recommended to Viad’s Board of Directors that such Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in Viad’s 2006 Annual Report on Form 10-K, filed March 1, 2007.

HUMAN RESOURCES COMMITTEE
Jess Hay, Chairman
Daniel Boggan Jr.
Judith K. Hofer
Albert M. Teplin

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Program Overview

Each year, the Human Resources Committee (the “Committee”) of the Board reviews and approves Viad’s executive compensation program and the compensation levels for its executive officers. The Committee, which is comprised solely of outside, independent directors, has sole responsibility, with respect to Viad’s Chief Executive Officer (“CEO”) and other executive officers, to approve (a) the annual base salary level, (b) the annual incentive opportunity level and payment of incentive awards, (c) the long-term incentive opportunity level, grant of awards, and achievement of performance goals, and (d) any special or supplemental benefits. The salary, equity and incentive compensation of the CEO approved by the Committee is subject to ratification by independent members of the Board. The Committee also has sole authority to retain and terminate any compensation consultant used to assist in the evaluation of the compensation of the CEO and other executive officers.

Executive Total Compensation Philosophy

Viad’s Board drives a pay-for-performance philosophy through its compensation programs by aligning the financial interests of its executive officers and key management with the long-term financial interests of Viad and its shareholders. This philosophy was adopted more than a decade ago and no changes to the philosophy are planned for the 2007 executive compensation programs.

Viad’s compensation philosophy is designed to:

•       Promote a performance-driven culture via compensation components that properly incent executives;

•       Provide a competitive compensation package, including a significant incentive-based component designed to reward individual and business performance;

•       Attract, retain and engage the best available executive talent;

•       Motivate executives and key employees to strive to achieve Viad’s long-term and short-term operating and financial goals, thereby enhancing shareholder value;

•       Encourage executives and key employees to participate in the risks and rewards of ownership through investment in Viad’s common stock; and

•       Foster ethics and integrity through compensation forfeiture provisions that reinforce the core values of Viad.

In 2006, as in previous years, the targeted incentive-based compensation ranged from 50% to 75% of the total compensation package targeted for each named executive officer in the Summary Compensation Table.

Benchmarking and Resources

Hewitt Associates (“Hewitt”), a nationally-known independent consulting firm, has provided the Committee and Viad’s Human Resources Department with advice and counsel on executive compensation. The Committee has retained Hewitt to provide consultation services on executive compensation during 2007. Through a subscription to Hewitt’s database, Viad obtains competitive benchmark information, including an analysis of competitive salaries, annual cash incentive amounts (actual dollars and target percentages), long-term pay levels (in dollars and as a percentage of salary), and total compensation values to assist the Committee in its decisions on executive compensation. Viad’s peer group is a mix of similarly-sized, comparable organizations from across the United States in which Viad and its subsidiaries compete for executive talent and includes more than 50 comparator companies selected from Hewitt’s General Industry database.

Viad’s Human Resources and Legal Departments support the Committee in its work and in some cases act pursuant to delegated authority to fulfill various functions in administering Viad’s compensation programs. The Human Resources Department also provides the Committee with competitive compensation benchmarks using three to five third-party survey sources. Such competitive data provides reference points for the Committee. This analysis and a number of other factors, including an assessment (in consultation with the CEO) of individual performance, Viad’s operating and financial results and internal equity considerations, serve to guide the Committee in its determination of appropriate levels of compensation for each named executive officer. The Committee makes the final determination on the compensation of executive officers at the Committee’s regularly scheduled meeting in February of each year. The Committee’s decisions on Viad’s CEO’s compensation are based on market data, as well as the CEO’s tenure and individual performance and the extent to which Viad’s financial and operating goals were achieved in the prior year. The Committee’s decision regarding the CEO’s compensation must be ratified by the independent members of the Board.

Each executive is assessed annually through a 360-degree performance review process. The executive is measured against Viad’s Core Abilities (defined below), pre-defined financial targets and the 360-degree performance reviews by superiors, peers and subordinates. “Core Abilities” include leadership, human capital management, strategic thinking, technical competence, communication and customer service orientation. Results of the performance assessment include the achievement of financial and operating objectives identified for all executives at the beginning of each performance period. These objectives can vary depending on the business function in which the executive works and on the economic environment prevailing during the evaluation period. The CEO’s performance reviews are completed and returned to the Chairman of the Board for review and discussion with the Committee. At its regularly scheduled meeting in February, the Committee discusses the performance of each executive officer and determines individual executive compensation levels for the year. Elements of compensation generally are targeted at the 50th percentile of comparator company data (as discussed under “Components of Compensation” subsection below).

Components of Compensation

Total compensation components for the named executive officers in the Summary Compensation Table include:

•       base salary;

•       short-term, annual cash incentive compensation;

•       long-term incentives;

•       perquisites and other personal benefits;

•       retirement income and savings plans; and

•       post-termination compensation and benefits.

Total compensation is reviewed by the Committee at its regularly scheduled meeting in February. The Committee works with management to create what they believe is the best mix of compensation components, consistent with Viad’s compensation philosophy, in delivering the executives’ targeted total compensation. Of targeted total compensation, base salaries represent approximately 17% to 35%, short- and long-term incentives collectively make up approximately 50% to 75%, and perquisites and other personal benefits represent 7% to 14%. Base salary merit adjustments are effective April 1 of each year. Awards under the short-term incentive plan (for the prior year) are determined at the February meeting once achievement of financial targets has been determined, and payment of awards is not made until the company’s books have been officially closed for the prior fiscal year. Long-term incentive compensation awards (as discussed in more detail below) are granted at the February meeting, and targets for the incentive plans are finalized at the March meeting of the Committee.

The short- and long-term incentive plans are designed to link executive compensation to shareholder value, to encourage short-term actions consistent with the achievement of long-term growth, to reward measurable performance and to retain executives and build their stock ownership.

Each element of the total compensation package for the named executive officers in the Summary Compensation Table is discussed below.

Base Salary

The salary program helps achieve the objectives outlined above by attracting and retaining strong talent. Base salaries represent the fixed portion of the executive compensation package, and account for approximately 17% to 35% of the targeted total compensation package. Salary levels are determined using a combination of factors including competitive benchmark levels, the executive’s experience and tenure, Viad’s annual merit budget and the executive’s individual performance. Merit increase guidelines are determined using published survey sources, and have ranged from 0% to 5%, averaging 3.5% over the past several years. An executive who has exhibited excellent performance would typically receive a merit increase of between 4% and 5%, while an executive who achieves expectations would receive a merit increase of between 3% and 3.5%. If an executive were not meeting expectations or if the executive’s salary substantially exceeds competitive market levels, then no increase would be awarded.

Base salaries for Viad’s named executive officers are targeted at the 50th percentile of the survey reference points, except for Mr. Bohannon, who due to his experience, tenure, and consistent performance is targeted at the 75th percentile. In the event an executive’s base salary has reached a level that is substantially in excess of the relevant reference point, the salary is typically frozen until the salary no longer exceeds the benchmark range. Once a competitive market value is determined for a position, a range is developed by the Human Resources Department below and above that value. An executive whose base salary is at the reference point of the range is deemed fully qualified in his or her role; an executive whose base salary is above the midpoint has typically been in their role for several years and has been a strong performer. This range allows Viad to respond to changing business conditions and manage salaries more evenly over an executive’s career. For the named executive officers, actual base salaries approved by the Committee are no more than 6% above the competitive 50th percentile of the survey reference point, except for Mr. Bohannon, whose base salary was established with reference to the 75th percentile of the survey reference point.

Annual Incentives

Viad’s Management Incentive Plan is an annual, cash-based, pay-for-performance incentive program covering executive officers and other key executives. The Plan is designed to motivate and reward these individuals for their contributions to Viad’s performance during the year by making a large portion of their cash compensation variable and dependent upon achievement of Viad’s annual financial targets. Incentive cash payments are further designed to emphasize results and contributions through achievement of corporate and operating company performance targets established by the Committee at the beginning of each year. When determining the performance targets, the Committee considers past financial performance of Viad and its operating companies and the internal estimates of their current-year planned financial performance. Incentive cash payments reflect the extent to which targets for the following performance goals are met or exceeded:

•       Corporate level executives:  Income per share, operating cash flow and other specified performance measurements, including maintaining a strong balance sheet, conducting all operations according to established policies and guidelines and our credit agreement guidelines, compliance with the Sarbanes-Oxley Act of 2002, and total support and adherence to Viad’s “Always Honestsm” compliance program.

•       Operating company level executives:  Operating income, operating cash flow, revenue and other specified performance measurements, including conducting all operations according to established policies and guidelines and our credit agreement guidelines, compliance with the Sarbanes-Oxley Act of 2002, total support and adherence to Viad’s “Always Honestsm” compliance program, and achievement of various strategic objectives.

In this Plan, achievement of income per share or operating income targets are weighted at 60% of the target award, and operating cash flow is weighted at 25%. The other factors listed above account for 15% of the target award, although achievement of these other factors alone will not result in earning the award. Failure to adhere to Viad’s policies, including the “Always Honestsm” compliance program, can result in an executive’s forfeiture of a portion or all of his or her incentive compensation. Income per share for corporate level executives is a stand-alone goal and awards may be paid for achievement of the goal. Operating income for operating company level executives is a stand-alone goal and awards may be paid for achievement of the goal. Operating cash flow is a stand-alone goal and awards may be paid for achievement of the goal, provided that the income per share goal or operating income goal is met at the threshold amount. Target awards are established for each executive officer based upon competitive award values for comparable positions. Annual cash incentive levels for the named executive officer under the annual plan are targeted at the 50th percentile of the market, except for Mr. Bohannon, whose annual cash incentive level is targeted at the 75th percentile. Target awards for the named executive officers in 2006 ranged from 50% to 90% of the executive’s annual base earnings, depending on the executive’s level of responsibility and competitive market data. Incentive awards at the corporate and operating company levels were established to have a range from no award to a maximum of 175% of target, depending on achievement of goals and discretionary adjustment based on individual performance. This means that an individual with a 50% target level could earn a maximum award of 87.5% of base earnings (50% times 175%). The formula for determining the award is: annual base earnings times individual target level for annual cash incentive times the achievement factor. The Committee has discretion to increase or decrease the actual awards based on company and individual performance, except in the case of the named executive officers whose awards may only be reduced. Targets are set such that achievement will result in enhancement to the fundamental value of Viad, which in turn is ultimately reflected in enhanced shareholder value. Established growth trends, which are based on economic and business conditions specific to Viad and each of the operating companies, are the gauge by which meaningful targets are set and executive performance is measured.

For purposes of meeting the requirements of Internal Revenue Code Section 162(m), annual incentive awards to executive officers may not exceed a funding limit established with respect to each executive. The limit is currently expressed as a specific dollar amount, as described in the 1997 Viad Corp Omnibus Incentive Plan and the proposed 2007 Viad Corp Omnibus Incentive Plan (see “Proposal 3:  Approval of 2007 Viad Corp Omnibus Incentive Plan” below in this proxy statement).

Long-Term Incentives

Long-term incentives for the named executive officers in 2006 were provided using performance-based restricted stock, restricted stock and performance units. Of the total long-term award granted to the executive officers, 30% was made up of performance-based restricted stock, 30% from performance units, and 40% from restricted stock, making 60% of the grant based on company and individual performance and subject to a zero payout should performance not be achieved. Long-term incentive grants are targeted between the 50th percentile and the 75th percentile of the competitive market based on the executive’s performance and the market value for the position. Long-term incentive grants for Mr. Bohannon are targeted at the 75th percentile due to his experience, tenure, and performance. In 2006, targeted long-term incentive grants were made at between the 50th and 75th percentile of the competitive market, except for the 2006 grants for Mr. Bohannon and Mr. Sayre, which were slightly above the 75th percentile of the competitive market. In 2007, the overall mix of long-term incentive grants will change to 30% performance-based restricted stock, 30% restricted stock and 40% performance units. This places an even greater emphasis on performance and attainment of financial targets that are designed to provide for long-term value to Viad’s shareholders. Each of the long-term incentive plans is described below.

Performance-Based Restricted Stock.   Key executives who have a significant impact on Viad’s short-term and long-term operational and financial goals, including the named executive officers in the Summary Compensation Table, were awarded performance-based restricted stock in 2006. The performance-based restricted stock awards were designed to focus management’s attention on financial performance in 2006, and to retain the management team. One-third of the earned performance-based restricted stock granted in 2006 vested one year after the grant date and the remaining earned shares will vest in one-third increments each year on January 1 over the next two years because targets for incentive performance goals established for the 2006 grant (as described below) were achieved at target levels for the executive officers. Of the total compensation granted to executive officers in 2006, performance-based restricted stock made up 30% of the value. The Committee believes that vesting the shares over a three-year period has served as an effective retention tool. Until achievement of goals has been determined, dividends are paid and the executive may vote the shares granted; once achievement is determined, dividends and voting apply only to earned shares (unearned shares are forfeited). The dividend feature and voting rights are critical links for the company and its executives in aligning management’s interests with our shareholders’ interests. The 2006 performance goals, which are consistent with the goals established for the 2006 annual incentive plan and are weighted the same for achievement purposes, included income per share (corporate level executives only), operating income (operating company level executives only), operating cash flow and other specified performance measurements including revenue (operating company level executives only), maintaining a strong balance sheet, conducting all operations according to established policies and guidelines and the credit agreement guidelines, compliance with the Sarbanes-Oxley Act of 2002, total support and adherence to Viad’s “Always Honestsm” compliance program, and achievement of certain strategic initiatives. Executives may earn from 0% to 100% of the shares granted, dependent upon the performance of the operating company or overall corporate results.

Restricted Stock.   In addition to performance-based restricted stock awarded in 2006, restricted stock, which vests in full three years from the grant date, was also awarded in 2006 to a limited number of executives, including the named executive officers in the Summary Compensation Table. The executive may vote the shares and receives dividends during the restriction period. Receipt of dividends and the executive’s right to vote shares are critical links in aligning management’s interests with those of Viad’s shareholders. The Committee believes that due to the three-year cliff vesting feature on the shares, this compensation element has been highly effective in retaining executives and in motivating executives to make long-term decisions that will be beneficial to shareholders and the company. In addition, it has also put greater focus and emphasis for the executives on their ownership of company stock. For the executive officers, restricted stock made up 40% of their total long-term incentive compensation for 2006.

Performance Units.   Participation in the Performance Unit Incentive Plan (“PUP”) under the 1997 Viad Corp Omnibus Incentive Plan is limited to Viad’s executive officers and certain key members of senior management at the operating company level. PUP is intended to focus participants on the long-term interests of our shareholders by tying the value of units awarded to both stock price appreciation during the performance period and to achievement of financial measures that are key factors in increasing shareholder value. Performance targets are set during the first quarter of the three-year performance period, typically at the March meeting of the Committee. Goals for the corporate level executives are based on income per share, operating cash flow and revenue; goals for operating company level executives are based on operating income, operating cash flow and revenue. Income per share or operating income targets are weighted at 60% of the target award, operating cash flow is weighted at 30%, and revenue is weighted at 10%. Targets are set such that achievement will result in enhancement to the fundamental value of Viad, which in turn is ultimately reflected in enhanced shareholder value. Established growth trends, which are based on economic and business conditions specific to Viad and each of the operating companies, are the gauge by which meaningful targets are set and executive performance is measured. PUP awards are paid in cash and are earned based on the degree of achievement of the targets during the performance period and are calculated using the price of Viad’s common stock at the end of the performance period. The formula for determining the payout of a PUP award is the number of units originally granted to the executive multiplied by the average stock price during the last ten days of the performance period, multiplied by the achievement factor for the company. The achievement factor can range from 0% to 200%.

Vesting of Long-Term Incentives.   The vesting of restricted stock, performance-based restricted stock and performance units is subject generally to continued employment with Viad or its operating companies, except certain termination events will trigger post-termination benefits as discussed below under “Post-Termination Compensation and Benefits,” and in the “Potential Payment Upon Employment Termination or Change of Control” section of this proxy statement. Effective March 28, 2006, the Board increased the holding period from six months to two years after the date of grant before Messrs. Bohannon and Sayre could receive at retirement full vesting of restricted stock and performance-based restricted stock after lapse of the restriction period, except that the six-month holding period would continue if approved by the Committee, in its absolute discretion, where the executive officer retires due to unforeseen hardship or circumstances beyond his control. The Board only took action with respect to the 2006 grants of Messrs. Bohannon and Sayre because they are the only executive officers eligible for early retirement and affected by the increased holding period. Their restricted stock and performance-based restricted stock agreements for the 2006 grants were amended to reflect the Board’s action. These holding period amendments were incorporated in February 2007 into the forms of restricted stock and performance-based restricted stock agreements to be used for future grants.

Perquisites and Other Personal Benefits

Perquisites and other personal benefits are part of the executive’s total compensation package and are reviewed periodically to ensure external competitiveness. The perquisites currently offered by the company to the executive officers include financial counseling and tax preparation, annual executive physical examination, accidental death and dismemberment insurance coverage, executive medical insurance, club memberships and company-paid parking. Messrs. Bohannon and Dykstra are also eligible for executive life insurance, home Internet and security system and an automobile, plus related expenses. Operating company presidents are also eligible for an automobile allowance. A tax gross-up is provided to the named executive officers on the financial counseling benefit as part of the perquisite package. Expense related to spousal travel is offered to the executive officers for spousal attendance at one of the regularly scheduled Board meetings. Additional information on perquisites and other personal benefits provided to the named executive officers in 2006 is discussed in the Summary Compensation Table, presented below in this proxy statement.

Retirement Income and Savings Plans

All eligible employees, including the named executive officers, may participate in the Viad Corp Capital Accumulation Plan (“401(k) Plan”). In addition, the named executive officers are eligible to participate in the Supplemental 401(k) Plan, which provides for additional employee contributions over the annual limits set by the Internal Revenue Code for the 401(k) Plan, plus matching contributions by Viad based on the same percentage as the 401(k) Plan.

Annual retirement benefits will be paid under applicable schedules of the Viad Corp Supplemental Retirement Plan (“SERP”) and under the MoneyGram Pension Plan (formerly the Viad Corp Retirement Income Plan) to Messrs. Bohannon, Dykstra, and Sayre and Mmes. Ingersoll and Pearl, although accruals under the MoneyGram Pension Plan were frozen as of December 31, 2003. In connection with the MoneyGram spin-off, the sponsorship and administration of the MoneyGram Pension Plan, as well as all liabilities of the MoneyGram Pension Plan and the SERP, were assumed by MoneyGram. In general, the compensation covered by the MoneyGram Pension Plan is annual salary and annual incentive compensation (one-half of annual bonus in the case of executive officers other than Mr. Bohannon). Actual benefits will be calculated primarily on the basis of the average of a participant’s last five years of covered compensation prior to retirement and on the basis of the average of a participant’s highest five years of annual incentive compensation. Like all other forms of compensation, the level of retirement benefit is determined by individual performance assessments throughout a career, since individual performance determines the level of compensation, which is an integral component of savings and pension benefit formulas. The change in the value of the pension plans during 2006 is included in the Summary Compensation Table. Please refer to the “Pension Benefit Table” and the “Potential Payment Upon Employment Termination or Change of Control” sections of this proxy statement for further discussion of retirement benefits.

Post-Termination Compensation and Benefits

Certain termination events will trigger post-termination payments and benefits for the named executive officers in the Summary Compensation Table, including retirement, change of control severance, termination for cause, involuntary termination not for cause, death or disability. These are discussed below and also under the section “Potential Payment Upon Employment Termination or Change of Control.”  Post-termination compensation provides for either short-term (termination or change in control) or long-term (retirement) security to the company’s executive officers in the event their employment with the company ends. In the event of involuntary termination, post-termination compensation is designed as a bridge for the executive.

Retirement.   The retirement income received by the executives is discussed under the “Retirement Income and Savings Plans” section and in the “Pension Table” section of this proxy statement. Accelerated vesting of stock options, restricted stock, performance-based restricted stock and performance units will occur upon retirement, as discussed below in the “Potential Payment Upon Employment Termination or Change of Control” section of this proxy statement.

Change of Control Severance.   Viad’s Executive Severance Plan (Tier I) provides each of the named executives (other than Mr. Bohannon, who does not have such an arrangement) with severance benefits if the executive’s employment is terminated by Viad without cause or by the executive for good reason (as those terms are defined in the Executive Severance Plan) within 36 months after a change of control of Viad, or by the executive for any reason (other than for good reason, death, disability or retirement) during a 30-day window period beginning on the first anniversary of the change of control of Viad. The purpose of the Executive Severance Plan is to ensure, in the event of a possible change of control of Viad, that executives will be available (without concern for their personal financial situations) to perform their regular duties and to advise management and the Board as to whether the change of control proposal would be in the best interests of Viad and its shareholders, to assist in the change of control implementation and transition, and to perform other appropriate actions. Severance benefits also provide an economic means for executives to transition from Viad employment. Participants in the plan are designated by the CEO and approved by the Committee. Viad’s annual and long-term incentive plans also provide for accelerated vesting of equity awards and immediate payment of earned performance incentives upon a change of control of Viad.

For purposes of these benefits, a change of control is deemed to occur, in general, if (a) a shareholder or group of shareholders acquires 20% or more of Viad’s common stock, (b) the current directors in office cease to constitute at least a majority of the Board, (c) a reorganization, merger or consolidation, or the sale of all or substantially all of the corporate assets occurred, or (d) there is a complete liquidation and dissolution of Viad.

Involuntary Termination Not For Cause.   Mr. Bohannon’s employment agreement provides that he will receive post-termination payments and benefits upon Viad’s termination of his employment other than for death, disability or cause, or upon termination of his employment due to death or disability. The relevant material terms of Mr. Bohannon’s employment agreement with Viad are discussed in the section “Potential Payment Upon Employment Termination or Change of Control” of this proxy statement. For the other named executive officers, Viad has an arrangement providing payments and benefits to them for Viad’s termination of their employment without cause, as discussed in the “Potential Payment Upon Employment Termination or Change of Control.”  In addition, if terminated without cause, all restricted stock will immediately vest and all performance-based restricted stock and performance units, if earned, will be received without any proration. This is also the case for Mr. Bohannon.

Death or Disability.   Mr. Bohannon’s employment agreement provides for post-termination payments upon his employment termination due to death or disability. The relevant material terms of Mr. Bohannon’s employment agreement with Viad are discussed in the section “Potential Payment Upon Employment Termination or Change of Control” of this proxy statement. For the other named executive officers, accelerated vesting of stock options, restricted stock, performance-based restricted stock and performance units will occur if their employment is terminated by reason of death or disability, as discussed in the section “Potential Payment Upon Employment Termination or Change of Control” of this proxy statement.

Forfeiture Provisions for Misconduct

In order to protect Viad and its operating companies and to help insure the long-term success of the business, annual incentive compensation and long-term incentive compensation (including awards of performance-based restricted stock, restricted stock and performance units) are subject to forfeiture and reimbursement provisions (i.e., a “clawback” provision) relating to the following types of misconduct:

•       an officer or employee knowingly participated in misconduct that caused a misstatement of financial statements of Viad or any of its affiliates, or in misconduct which represented a material violation of Viad’s Code of Ethics or certain other policies;

•       an officer or employee was aware of and failed to report an employee who was participating in misconduct that caused or could cause a misstatement of financial statements of Viad or any of its affiliates, or in misconduct which represented a material violation of Viad’s Code of Ethics or certain other policies; and

•       an officer or employee acted significantly contrary to the best interests of Viad.

The forfeiture and reimbursement provisions also relate to certain competitive activities following employment termination.

Limit on Deductibility of Certain Compensation

Section 162(m) of the Internal Revenue Code disallows a corporate income tax deduction on compensation paid to an executive officer named in the Summary Compensation Table that exceeds one million dollars during the tax year, subject to certain permitted exceptions. To the extent compensation is based upon attaining performance goals set by this Committee and meets the other requirements of Section 162(m), the compensation is not included in computation of the limit. The Committee intends, to the extent possible and where it believes it is in the best interest of Viad and its shareholders, to qualify such compensation as tax deductible. However, it does not intend to permit the provisions of Section 162(m) to erode the effectiveness of Viad’s overall system of compensation policies and practices. The Board submitted performance goals and certain other terms under the 1997 Viad Corp Omnibus Incentive Plan for approval at the 1997 and 2002 Annual Meetings of Shareholders, as required to allow certain of the compensation payable under such plan to be eligible for deduction.

Stock Ownership Guidelines

Stock ownership guidelines were adopted in 1993 which call for executives and directors to own a minimum amount of stock on a direct basis, meaning stock of Viad which is subject to market risk and not simply held under option. The minimum required amount is based on multiples of salary ranging from one and one-half to five times an individual’s annual salary, depending on salary level.

Viad believes it is important to align the financial interests of our directors and officers with those of our shareholders. Messrs. Dykstra and Bohannon have ownership guidelines of five times their base salaries; Messrs. Rabbitt and Sayre, and Mmes. Ingersoll and Pearl have ownership guidelines of three times their base salaries. The guidelines also call for each non-employee director to own stock which has a value equal to five times the annual retainer payable to a director. Longer tenured directors have met their goals and the remainder are working toward meeting their goals. All executive officers named in the Summary Compensation Table have met or exceeded their goals, except Mr. Rabbitt, who was named President and Chief Executive Officer of GES Exposition Services, Inc. in January 2006.

Changes to Executive Compensation in 2007

In February 2007, the Board approved certain changes to the post-termination compensation of executive officers, as well as amendments to Mr. Bohannon’s employment agreement relating to post-

termination compensation, as discussed in the “Potential Payment Upon Employment Termination or Change of Control” section of this proxy statement.

Summary Compensation Table

The following table summarizes the 2006 compensation cost for the former and the current President and Chief Executive Officer, the Chief Financial Officer and each of the three other most highly compensated executive officers of Viad, including compensation costs incurred by Viad for stock and option awards granted to those named executive officers in 2006 and prior years as reflected in Viad’s financial statements, and pension expenses accrued for them in 2006.

The dollar figures presented below in the Stock Awards column (e) and Option Awards column (f) of the Table represent the compensation cost recognized in Viad’s 2006 financial statements, pursuant to the accounting standards of the Statement of Financial Accounting Standard No. 123(R) (“FAS 123R”) assuming full vesting. The dollar figures may not reflect the actual value to be realized by the executive officer. Due to the level of achievement of performance goals and economic and market risks associated with stock and option awards and with awards of performance units having a value based on the market price of the stock, the actual value realized by the named executive officer for the stock will not be determined until time of vesting, or in the case of option awards, until option exercise, or in the case of performance units, until payment is calculated using the market price of the stock at the time the units are earned.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards[1] ($)	Option Awards[2] ($)	Non-Equity Incentive Plan Compen- sation[3] ($)	Change in Pension Value and Non- qualified Deferred Comp. Earnings[4] ($)	All Other Compen- sation[5] ($)		Total ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)		(j)
Robert H. Bohannon	2006	637,500	[6]	—	4,695,669	146,780	1,500,000	1,457,312	158,990	[7]	8,596,251
Chairman, and former President and CEO during fiscal year 2006
Paul B. Dykstra	2006	537,500	[8]	—	1,152,222	40,188	693,800	131,495	346,729	[9]	2,901,934
President and CEO
Ellen M. Ingersoll	2006	327,500		—	931,283	44,034	315,200	9,115	95,148	[10]	1,722,280
Chief Financial Officer
Suzanne Pearl	2006	262,650		—	577,822	26,978	229,800	49,074	89,610	[11]	1,235,934
Vice President-Human Resources and Administration
Kevin M. Rabbitt	2006	342,211		—	311,377	11,446	329,400	—	50,927	[12]	1,045,361
President and CEO, GES Exposition Services, Inc.
Scott E. Sayre	2006	288,400		—	1,005,572	28,446	252,400	188,674	158,914	[13]	1,922,406
Vice President-General Counsel and Secretary

1                        There can be no assurances that the FAS 123R amounts provided in this column will be realized. The amounts shown reflect the compensation costs incurred by Viad in 2006 (also referred to as the amortized amount) in connection with multi-year grants to the named executive officers, as calculated in accordance with FAS 123R, including: restricted stock granted in years 2003 through 2006 (except for Mr. Rabbitt who did not receive a grant in 2004); performance-based restricted stock granted in years 2004 through 2006 (except for Mr. Rabbitt who did not receive a grant in 2005); and performance units granted in years 2005 and 2006 (except for Mr. Bohannon who did not receive a grant in 2006).

The aggregate grant date fair value of certain of the awards included within the “Stock Awards” column has been disclosed in prior proxy statements in the Summary Compensation Tables under the “Restricted Stock Awards” column, including the following: the 2005 restricted stock grants to Messrs. Bohannon, Dykstra and Sayre and Ms. Ingersoll of $920,675, $149,939, $121,003 and $144,678, respectively; the 2004 restricted stock grants to Messrs. Bohannon, Dykstra and Sayre and Ms. Ingersoll of $1,268,750, $253,750, $253,750 and $253,750, respectively; and the 2003 restricted stock grant to Messrs. Bohannon, Dykstra and Sayre and Ms. Ingersoll of $1,230,000, $153,750, $127,100 and $164,000, respectively.

The grant date fair value of stock awards granted in 2006 for the named executive officers, as shown in the “Grants of Plan-Based Awards Table” in this proxy statement, is as follows: Mr. Bohannon, $2,234,050; Mr. Dykstra, $1,180,855; Ms. Ingersoll, $702,131; Ms. Pearl, $392,555; Mr. Rabbit, $485,109; and Mr. Sayre, $571,279.

Assumptions made in the valuation of stock awards under this “Stock Awards” column (e) are discussed in Viad’s 2006 Annual Report on Form 10-K, filed March 1, 2007, at Note 2 of Notes to Consolidated Financial Statements and are incorporated herein by reference.

2                        There can be no assurances that the FAS 123R amounts provided in this column will be realized. The amounts shown represent the stock option expenses incurred by Viad in 2006 for stock options granted in 2003 and 2004, as calculated in accordance with FAS 123R. Stock options were not awarded in 2005 or 2006 to the executive officers named in this table. Assumptions made in the valuation of stock options under this “Option Awards” column (f) are discussed in Viad’s 2006 Annual Report on Form 10-K, filed March 1, 2007, at Note 2 of Notes to Consolidated Financial Statements and are incorporated herein by reference.

3                        The amounts shown represent an incentive cash award under the Management Incentive Plan, pursuant to the 1997 Viad Corp Omnibus Incentive Plan, because performance goals for 2006 were attained at the maximum performance level.

4                        The amounts shown represent the year-over-year change in actuarial present value from 2005 to 2006 of the Viad Corp Supplemental Pension Plan (“SERP”) for Messrs. Bohannon, Dykstra and Sayre and Mmes. Ingersoll and Pearl of $1,457,276, $131,403, $188,674, $9,108, and $49,067, respectively. In connection with the MoneyGram spin-off, all liabilities associated with these SERP obligations are the responsibility of MoneyGram (not Viad). The amounts shown also reflect above-market earnings of $45 on Mr. Dykstra’s benefits under the Viad Corp Deferred Compensation Plan; and above-market earnings on the Supplemental 401(k) Plan of $36 for Mr. Bohannon, $47 for Mr. Dykstra, and $7 each for Mmes. Ingersoll and Pearl. The term “above-market earnings” represents an earning rate that exceeds 120% of the applicable federal long-term rate (as prescribed under the Internal Revenue Code Section 1274(d)).

5                        The aggregate incremental cost of perquisites is the actual cost incurred by Viad as a result of providing such items.

6                        On April 1, 2006, Mr. Bohannon, Viad’s Chairman, President and Chief Executive Officer since January 1997, turned over his responsibilities as President and Chief Executive Officer to Mr. Dykstra, while continuing to remain as Viad’s Chairman of the Board of Directors. Mr. Bohannon’s base annual salary for the first three months of 2006 was $600,000, and his base annual salary for the remainder of 2006 was $650,000.

7                        Mr. Bohannon’s perquisites and other personal benefits include:  executive life insurance; accidental death and dismemberment insurance coverage; office parking; tax planning and financial counseling services; annual executive physical examination; country club dues; social club dues; company-provided vehicle and auto-related expenses of $35,864; one personal trip on the corporate aircraft prior to its sale; and home Internet and security system. The amount reported includes: the perquisites and other personal benefits listed in the prior sentence; matching contributions under the 401(k) Plan and Supplemental 401(k) Plan of $38,786, dividends on restricted stock and performance-based restricted stock of $42,480; and a tax gross-up on tax planning and financial counseling services of $11,813. Mr. Bohannon receives executive medical coverage from MoneyGram.

8                        From January 1 through March 31, 2006, Mr. Dykstra served as Viad’s Chief Operating Officer with a base annual salary of $500,000, and on April 1, 2006, he assumed the position of President and Chief Executive Officer of Viad with a base annual salary of $550,000.

9                        Mr. Dykstra’s perquisites and other personal benefits include: executive life insurance; executive medical coverage; accidental death and dismemberment insurance coverage; office parking; tax planning and financial counseling services; annual executive physical examination; health club membership; airline club memberships; relocation expenses of $154,039 related to relocating from Las Vegas, Nevada to Viad’s corporate headquarters in Phoenix, Arizona in connection with taking office as Chief Operating Officer of Viad on January 1, 2006; company-provided vehicle and auto-related expenses of $25,236; home security system; and social and entertainment activities during the August 2006 meeting of the Board and travel-related expenses for a guest to attend the meeting. The amount reported includes:  the perquisites and other personal benefits listed in the prior sentence; matching contributions under the 401(k) Plan and Supplemental 401(k) Plan of $22,036; a lump-sum payment of $70,000 for the period of January 1, 2006 through December 31, 2006 in lieu of the company accruing pension benefits for Schedule B participants of the SERP, such amount being equal to the accrued benefit calculated for that period, plus a tax gross-up; $9,000 for salary earned in 2005 but not paid until 2006; and tax gross-ups of $16,972 for relocation expenses, $7,277 for planning and financial counseling services, $223 for guest travel to the August 2006 meeting of the Board, and $569 for the executive medical coverage.

10                     Ms. Ingersoll’s perquisites and other personal benefits include: executive medical coverage; accidental death and dismemberment insurance coverage; annual executive physical examination; office parking; tax planning and financial counseling services; and social and entertainment activities during the August 2006 meeting of the Board. The amount reported includes:  the perquisites and other personal benefits listed in the prior sentence; matching contributions under the 401(k) Plan and Supplemental 401(k) Plan of $13,636; a lump-sum payment of $44,000 for the period of January 1, 2006 through December 31, 2006 in lieu of the company accruing pension benefits for Schedule B participants of the SERP, such amount being equal to the accrued benefit calculated for that period, plus a tax gross-up; and tax gross-ups of $8,218 for tax planning and financial counseling services and $3,366 for the executive medical coverage.

11                     Ms. Pearl’s perquisites and other personal benefits include: executive medical coverage; accidental death and dismemberment insurance coverage; office parking; tax planning and financial counseling services; annual executive physical examination; social and entertainment activities during the August 2006 meeting of the Board; and health club membership. The amount reported includes: the perquisites and other personal benefits listed in the prior sentence; matching contributions under the 401(k) Plan and Supplemental 401(k) Plan of $11,042; a lump-sum payment of $42,000 for the period of January 1, 2006 through December 31, 2006 in lieu of the company accruing pension benefits for Schedule B participants of the SERP, such amount being equal to the accrued benefit calculated for that period, plus a tax gross-up; and tax gross-ups of $8,383 for tax planning and financial counseling services and $3,171 for the executive medical coverage.

12                     Mr. Rabbitt’s perquisites and other personal benefits include: executive medical coverage; accidental death and dismemberment insurance coverage; tax planning and financial counseling services; health club membership; a vehicle allowance; country club dues; and social and entertainment activities during the August 2006 meeting of the Board and travel-related expenses for a guest to attend the meeting. The amount reported includes: the perquisites and other personal benefits listed in the prior sentence; matching contributions under the 401(k) Plan and Supplemental 401(k) Plan of $9,091; and tax gross-ups of $2,446 for tax planning and financial counseling services and $2,096 for country club dues.

13                     Mr. Sayre’s perquisites and other personal benefits include: executive medical coverage; accidental death and dismemberment insurance coverage; office parking; tax planning and financial counseling services; annual executive physical examination; health club membership; and social and entertainment activities during the August 2006 meeting of the Board and travel-related expenses for a guest to attend the meeting. The amount reported includes: the perquisites and other personal benefits listed in the prior sentence; matching contributions under the 401(k) Plan and Supplemental 401(k) Plan of $12,225; a lump-sum payment of $111,000 for the period of January 1, 2006 through December 31, 2006 in lieu of the company accruing pension benefits for Schedule B participants of the SERP, such amount being equal to the accrued benefit calculated for that period, plus a tax gross-up; and tax gross-ups of $5,178 for planning and financial counseling services, $223 for guest travel to the August 2006 meeting of the Board, and $2,181 for the executive medical coverage.

Grants of Plan-Based Awards

The following table supplements the Summary Compensation Table disclosure on plan-based awards. The table provides by grant date estimated future payouts for awards granted in 2006 under equity incentive and non-equity incentive plans, and the number of shares or units underlying awards granted in 2006 that have been paid out. All awards in 2006 were granted pursuant to the 1997 Viad Corp Omnibus Incentive Plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[3]			Estimated Future Payouts Under Equity Incentive Plan Awards[4]			All Other Stock Awards: Number Of Shares	All Other Option Awards: Number of Securities Under-	Exercise or Base Price Of	Grant Date Fair Value of Stock and
Name[1]	Grant Date[2]	Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)	of Stock or Units (#)[5]	lying Options (#)	Option Awards ($/Sh)	Options Awards[6] ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
R. Bohannon[7]	N/A	430,300	860,600	1,500,000
RS	2/22				50,000	50,000	50,000	—	—	—	1,595,750
PBRS	2/22				3,334	13,333	13,333	6,667	—	—	638,300
P. Dykstra	N/A	198,200	396,500	693,800
RS	2/22				15,000	15,000	15,000	—	—	—	478,725
PBRS	2/22				1,667	6,666	6,666	3,334	—	—	319,150
PUP	2/22				6,000	12,000	24,000	—	—	—	382,980
E. Ingersoll	N/A	90,100	180,100	315,200
RS	2/22				10,100	10,100	10,100	—	—	—	322,342
PBRS	2/22				917	3,666	3,666	1,834	—	—	175,533
PUP	2/22				3,200	6,400	12,800	—	—	—	204,256
S. Pearl	N/A	65,700	131,300	229,800
RS	2/22				3,700	3,700	3,700	—	—	—	118,086
PBRS	2/22				667	2,666	2,666	1,334	—	—	127,660
PUP	2/22				2,300	4,600	9,200	—	—	—	146,809
K. Rabbitt	N/A	94,100	188,200	329,400
RS	2/22				4,600	4,600	4,600	—	—	—	146,809
PBRS	2/22				409	3,266	3,266	1,634	—	—	156,384
PUP	2/22				2,850	5,700	11,400	—	—	—	181,916
S. Sayre[7]	N/A	72,100	144,200	252,400
RS	2/22				5,400	5,400	5,400	—	—	—	172,341
PBRS	2/22				967	3,866	3,866	1,934	—	—	185,107
PUP	2/22				3,350	6,700	13,400	—	—	—	213,831

1                        “RS” represents awards of restricted stock, “PBRS” represents awards of performance-based restricted stock, and “PUP” represents awards of performance units. All were granted pursuant to the 1997 Viad Corp Omnibus Incentive Plan.

2                        Grant dates shown occurred in 2006.

3                        Incentive cash awards for 2006 under the Management Incentive Plan, pursuant to the 1997 Viad Corp Omnibus Incentive Plan, were earned and paid out at the maximum amount in March 2007, as reflected in column (e) in the Table above, and in column (g) (Non-Equity Incentive Plan Compensation) of the Summary Compensation Table. No additional payment under the Management Incentive Plan will be made for the 2006 performance period. The amounts shown in column (c) above reflect the minimum payment level under the Management Incentive Plan which is 50% of the target amount shown in column (d). The amounts shown in column (e) are 175% of such target amount shown in column (d), except Mr. Bohannon’s maximum amount is capped at $1.5 million pursuant to the terms of the 1997 Viad Corp Omnibus Incentive Plan. These amounts are based on the executive officer’s current salary and position.

4                        The three columns under “Estimated Future Payouts Under Equity Incentive Plan Awards” include the estimated threshold, target and maximum future payouts as of the grant date for all 2006 equity grants of restricted stock, performance-based restricted stock, and performance units to the named executive officers, excluding one-third of the 2006 grant of performance-based restricted stock, which was paid out in March 2007 because specific performance goals established in the year of grant were achieved at target levels. The one-third payout of performance-based restricted stock is reflected in the table under column (i) (“All Other Stock Awards: Number of Shares of Stock or Units”). For PBRS (performance-based restricted stock), the amounts shown in column (f) reflect the minimum payout level which is 25% of the target amount shown in column (g), and the amounts shown in column (h) are equal to the target amount shown in column (g), except that Mr. Rabbitt’s minimum payout level as shown in column (f) is 12.5% of the target amount shown in column (g) because, as an operating company participant, 50% of the granted shares will be earned based on achievement of operating company performance goals and 50% of the granted shares will be earned based on achievement of corporate level performance goals with a 25% threshold for each half. For PUP (performance units), the amounts shown in column (f) reflect the minimum payment level which is 50% of the target amount shown in column (g), and the amounts shown in column (h) are 200% of the target amount shown in column (g).

5                        See footnote 3 above.

6                        The fair value of the restricted stock and performance-based restricted stock awards on the grant date of February 22, 2006 was $31.92. The actual value realized by the named executive officer for the 2006 stock awards will not be determined until time of vesting, or in the case of performance units, until payment is calculated using the market price of the stock at the time the units are earned. The amounts shown for PUP represent the grant date fair value of the 2006 award; however, the expense to the company in any fiscal year for PUP is recorded using the estimated fair value of Viad’s common stock based on the number of units expected to vest, and is re-measured on each balance sheet date until the time of cash settlement.

7                        Effective March 28, 2006, the Board increased the holding period from six months to two years after the date of grant before Messrs. Bohannon and Sayre could receive at retirement full vesting of restricted stock and performance-based restricted stock after lapse of the restriction period, except that the six-month holding period would continue if approved by the Committee, in its absolute discretion, where the executive officer retires due to unforeseen hardship or circumstances beyond his control. The Board only took action with respect to the 2006 grants of Messrs. Bohannon and Sayre because they are the only executive officers eligible for early retirement and affected by the increased holding period. Their restricted stock and performance-based restricted stock agreements for the 2006 grants were amended to reflect the Board’s action.

Employment Agreements

Mr.  Bohannon is the only named executive officer with an employment agreement. His employment agreement is effective until March 31, 2008. The agreement provides for an annual salary of $650,000. The agreement also provides that Mr. Bohannon is entitled to participate in all bonus and long-term incentive compensation plans and programs and other fringe benefit programs offered to other senior executives of Viad in accordance with the terms of such plans and programs. Further, he is entitled to participate in all savings, retirement, medical and other welfare benefit plans to the same extent as other senior executives of Viad, and in any event not to a lesser extent than before the spin-off of MoneyGram. To the extent that base salary is used in computing Mr. Bohannon’s compensation and benefits under these programs, his base salary is deemed to equal 150% of his annual salary. His perquisites and other personal benefits include executive medical coverage; executive life insurance; accidental death and dismemberment insurance coverage; office parking; tax planning and financial counseling services; annual executive physical examination; country club dues; social club dues; company-provided vehicle and auto-related expenses, and home Internet and security systems.

When Mr. Bohannon’s employment agreement ends on March 31, 2008, he will be named Chairman Emeritus and be retained as a consultant to Viad for a period of five years. During the five-year term as a consultant, Mr. Bohannon will be paid an annual consulting fee of $300,000 in 2008; $200,000 in 2009; and $125,000 in years 2010 through 2012. His consulting agreement will be subject to such other terms and conditions as are contained in the then-standard consulting agreement of Viad.

Outstanding Equity Awards at Fiscal Year-End Table

The following table includes all outstanding options and unvested stock awards of the named executive officers as of December 31, 2006, including awards subject to performance conditions.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)[1]	Number of Securities Underlying Unexercised Options Unexercisable (#)[2]	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)[3]	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)[4]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
R. Bohannon
Viad
08/20/1997	24,999			17.51	08/20/2007
05/11/1998	17,500			23.65	05/11/2008
05/10/1999	23,749			28.15	05/10/2009
02/17/2000	29,999			23.32	02/17/2010
02/15/2001	46,875			24.05	02/15/2011
11/15/2001	22,300			19.65	11/15/2011
03/26/2002	25,000			26.07	03/26/2012
02/19/2003	24,999			19.57	02/19/2013
02/18/2004	8,000		12,000	24.22	02/18/2011
RS/PBRS[5]				N/A	N/A	135,350	5,495,210	20,000	812,000
PUP[6]				N/A	N/A	63,200	2,565,920
MoneyGram[7]
08/20/1997	100,000			13.97	08/20/2007
05/11/1998	70,000			18.87	05/11/2008
05/10/1999	95,000			22.46	05/10/2009
02/17/2000	120,000			18.61	02/17/2010
02/15/2001	187,500			19.19	02/15/2011
11/15/2001	89,200			15.68	11/15/2011
03/26/2002	100,000			20.80	03/26/2012
02/19/2003	100,000			15.62	02/19/2013
02/18/2004	32,000		48,000	19.32	02/18/2011
RS/PBRS[5]				N/A	N/A	75,000	2,352,000
P. Dykstra
Viad
05/11/1998	1,875			23.65	05/11/2008
05/10/1999	2,025			28.15	05/10/2009
02/17/2000	4,274			23.32	02/17/2010
02/15/2001	5,125			24.05	02/15/2011
11/15/2001	4,000			19.65	11/15/2011
03/26/2002	6,850			26.07	03/26/2012
02/19/2003	6,849			19.57	02/19/2013
02/18/2004	2,190		3,285	24.22	02/18/2011
RS/PBRS[5]				N/A	N/A	26,997	1,096,078	10,000	406,000
PUP[6]				N/A	N/A			22,780	924,868
MoneyGram[7]
05/10/1999	8,100			22.46	05/10/2009
02/17/2000	8,007			18.61	02/17/2010
02/15/2001	20,500			19.19	02/15/2011
03/26/2002	27,400			20.80	03/26/2012
02/19/2003	27,400			15.62	02/19/2013
02/18/2004	8,760		13,140	19.32	02/18/2011
RS/PBRS[5]				N/A	N/A	14,391	451,302
E. Ingersoll
Viad
03/26/2002	3,200			26.07	03/26/2012
02/19/2003	7,499			19.57	02/19/2013
02/18/2004	2,400		3,600	24.22	02/18/2011
RS/PBRS[5]				N/A	N/A	24,383	989,950	5,500	223,300
PUP[6]				N/A	N/A			16,840	683,704

MoneyGram[7]
03/26/2002	8,800		20.80	03/26/2012
02/19/2003	30,000		15.62	02/19/2013
02/18/2004	9,600	14,400	19.32	02/18/2011
RS/PBRS[5]			N/A	N/A	14,333	449,483
S. Pearl
Viad
02/15/2001	1,957		24.05	02/15/2011
11/15/2001	7,250		19.65	11/15/2011
03/26/2002	4,575		26.07	03/26/2012
02/19/2003	2,162		19.57	02/19/2013
02/18/2004	1,470	2,205	24.22	02/18/2011
RS/PBRS[5]			N/A	N/A	12,591	511,195	4,000	162,400
PUP[6]			N/A	N/A			10,370	421,022
MoneyGram[7]
11/15/2001	29,000		15.68	11/15/2011
02/19/2003	18,400		15.62	02/19/2013
02/18/2004	3,528	8,820	19.32	02/18/2011
RS/PBRS[5]			N/A	N/A	12,100	379,456
K. Rabbitt
Viad
10/01/2002	750		19.42	10/01/2012
02/19/2003	1,500		19.57	02/19/2013
02/18/2004	660	990	24.22	02/18/2011
RS/PBRS[5]			N/A	N/A	7,802	316,761	4,900	198,940
PUP[6]			N/A	N/A			7,700	312,620
MoneyGram[7]
02/18/2004		3,960	19.32	02/18/2011
RS/PBRS[5]			N/A	N/A	809	25,370
S. Sayre
Viad
05/11/1998	2,025		23.65	05/11/2008
05/10/1999	1,650		28.15	05/10/2009
02/17/2000	2,100		23.32	02/17/2010
02/15/2001	3,406		24.05	02/15/2011
11/15/2001	6,750		19.65	11/15/2011
03/26/2002	4,575		26.07	03/26/2012
02/19/2003	4,849		19.57	02/19/2013
02/18/2004	1,550	2,325	24.22	02/18/2011
RS/PBRS[5]			N/A	N/A	17,450	708,470	5,800	235,480
PUP[6]			N/A	N/A	8,800	357,280	6,700	272,020
MoneyGram[7]
08/20/1997	6,900		13.97	08/20/2007
05/11/1998	8,100		18.87	05/11/2008
05/10/1999	6,600		22.46	05/10/2009
02/17/2000	8,400		18.61	02/17/2010
02/15/2001	13,625		19.19	02/15/2011
11/15/2001	27,000		15.68	11/15/2011
03/26/2002	18,300		20.80	03/26/2012
02/19/2003	19,400		15.62	02/19/2013
02/18/2004	6,200	9,300	19.32	02/18/2011
RS/PBRS[5]			N/A	N/A	12,200	382,592

1                        Viad stock option awards for the named executive officers included a combination of incentive stock options and non-qualified stock options for all grants, except Mr. Rabbitt received incentive stock option grants only and the following grants included nonqualified stock options only:  Mr. Bohannon, 5/11/1998 and 11/15/2001; Mr. Dykstra, 5/11/1998; Ms. Pearl, 2/15/2001, 11/15/2001, and 2/19/2003; and Mr. Sayre, 11/15/2001. All MoneyGram awards are nonqualified stock options.

2                        The stock options granted in 2002 and prior thereto have a ten-year term and vested in two equal installments, beginning one year from the date of grant. The stock options granted in 2003 have a ten-year term and vested in three equal installments beginning one year after the date of grant and ending three years after the date of grant. Stock options granted thereafter have a seven-year term and vest in five equal installments beginning one year from the date of grant and ending five years after the date of grant.

3                        The exercise price of Viad stock options is equal to the average of the high and low selling prices of Viad common stock on the NYSE on the grant date. In connection with the MoneyGram spin-off and the immediately subsequent one-for-four reverse stock split, each option to purchase shares of Viad common stock was converted into an adjusted option to purchase one-fourth the number of shares of Viad common stock as could be purchased before the spin-off and stock split, and an option to purchase the same number of shares of MoneyGram common stock as before the spin-off. The exercise prices of the Viad and MoneyGram options were calculated so that the two options had a combined intrinsic value equal to the intrinsic value of the original option grant (with an exercise price of the high and low selling prices of Viad common stock on the grant date) before taking into account the effect of the spin-off.

4                        The market value of shares or units of stock was computed by multiplying the number of unvested shares or units by the closing market price of either Viad or MoneyGram common stock at December 29, 2006.

5                        “RS/PBRS” is an abbreviation for restricted stock and performance-based restricted stock.

6                        “PUP” is an abbreviation for performance units.

7                        Listed under the “MoneyGram” heading are MoneyGram stock options, and MoneyGram restricted stock and performance-based restricted stock (“RS/PBRS”), acquired by the executive officer prior to Viad’s spin-off of MoneyGram. See above “Spin-Off of MoneyGram International, Inc.”

Option Exercises and Stock Vested Table

The following table lists stock options exercised in 2006, and restricted stock and performance-based restricted stock, which vested during 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[1] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[2] ($)
(a)	(b)	(c)	(d)	(e)
R. Bohannon
Viad	11,250	210,863	54,757	1,709,124
MoneyGram	45,000	879,768	155,834	4,169,350
P. Dykstra
Viad	—	—	6,773	209,777
MoneyGram	16,593	140,173	21,691	576,156
E. Ingersoll
Viad	—	—	6,933	215,423
MoneyGram	4,000	58,888	17,333	450,705
S. Pearl
Viad	2,912	26,794	4,656	145,406
MoneyGram	41,552	488,231	12,887	343,306
K. Rabbitt
Viad	—	—	1,243	38,562
MoneyGram	4,640	61,530	4,976	132,903
S. Sayre
Viad	2,750	53,511	5,978	187,549
MoneyGram	—	—	15,116	405,995

1                       The value realized is the difference between the exercise price and the fair market value of the stock times the number of options exercised. The exercise price of a stock option is the average of the high and low selling price of either Viad or MoneyGram common stock on the date of grant, as adjusted for the spin-off of MoneyGram where applicable. The fair market value of an exercised option is the average of the high and low selling price of either Viad or MoneyGram common stock on the date of exercise.

2                       The value realized upon the vesting of a stock award is the average of the high and low price of either Viad or MoneyGram common stock on the date of vesting times the number of shares vesting.

Pension Benefits Table

The following table provides the present value of the accumulated benefits of the named executive officers under Viad’s SERP. All liability related to the payment of benefits disclosed below in the Pension Benefits Table were assumed by MoneyGram in connection with the spin-off of MoneyGram, and no liability for such benefits remains with Viad.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
R. Bohannon	Supplemental Pension Plan	N/A	13,378,540	—
P. Dykstra	Supplemental Pension Plan	20.340	834,223	—
E. Ingersoll	Supplemental Pension Plan	2.439	70,333	—
S. Pearl	Supplemental Pension Plan	15.581	349,361	—
K. Rabbitt	N/A	—	—	—
S. Sayre	Supplemental Pension Plan	24.721	1,666,956	—

Messrs. Bohannon, Dykstra and Sayre and Mmes. Ingersoll and Pearl participate in the SERP, which provides retirement benefits based on final average earnings, which is the five-year average of the last 60 months of base salary plus 50% of the bonuses for the five calendar years in which they were highest. Once commenced, the full benefit is payable for the life of the executive. Upon the executive’s death, 50% of the benefit is payable for the life of the surviving spouse, if applicable.

The named executive officers other than Mr. Bohannon are entitled to a pension benefit at age 60 equal to A + (B × C) - D, where:

A = (1.15% × Years of service from 1/1/1998 through 6/30/2004 × Final average earnings)
+
(0.55% × Years of service from 1/1/1998 through 6/30/2004 × Final average earnings in excess of the covered compensation breakpoint);

B = (1.834% × Years of service prior to 1998 × Final average earnings as of 12/31/1997 using 100% of the annual incentive compensation)
-
(1.667% × Years of service prior to 1998 × Primary Social Security benefit);

C = (Final average earnings) / (Final average earnings as of 12/31/1997 using 100% of the bonus); and

D = Annual benefit from the MoneyGram Pension Plan and the Travelers Express Company, Inc. Supplemental Pension Plan, if applicable.

Mr. Bohannon is entitled to a pension benefit at age 65 equal to A - B - C, where:

A = 60% of final average earnings using 100% of the annual incentive compensation and 150% of the base annual salary after the MoneyGram spin-off;

B* = $39,924; and

C = Annual benefit from the MoneyGram Pension Plan.

* This amount represents an offset of pension benefits to be received from prior employers.

Of the named executive officers, Mr. Bohannon and Mr. Sayre are eligible for early retirement benefits under the SERP. Both have been eligible since age 55. For Mr. Bohannon, the pension benefit formula provided above is adjusted as follows for his remaining early retirement age possibilities:

Retirement Age	A	B
64	58%	$39,540
63	56%	$39,084
62	54%	$38,592

Nonqualified Deferred Compensation Table

The following table provides the amounts contributed to a nonqualified deferred compensation plan during 2006.

Name	Executive Contributions in Last Fiscal Year ($)[1]	Registrant Contributions in Last Fiscal Year ($)[2]	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)[3]
(a)	(b)	(c)	(d)	(e)	(f)
R. Bohannon
Supplemental 401(k) Plan	28,000	30,750	7,387	—	151,199
P. Dykstra
Supplemental 401(k) Plan	22,625	13,259	9,674	—	184,075
VCDCP[4]	—	—	9,250	—	151,140
E. Ingersoll
Supplemental 401(k) Plan	7,925	4,836	1,462	—	34,749
S. Pearl
Supplemental 401(k) Plan	6,012	2,918	1,459	—	31,718
K. Rabbitt	—	—	—	—	—
S. Sayre
Supplemental 401(k) Plan	—	3,425	27	—	3,452

1                       These amounts are contributed by the executive out of his or her annual base salary which is reported as compensation in the Summary Compensation Table under column (c) (“Salary”).

2                       The company’s matching contribution under the Supplemental 401(k) Plan is the same as provided under the 401(k) Plan generally available to all employees, which is a 100% match of the first 3% of base annual salary contributed by the executive officer and 50% of the next 2% of base annual salary contributed by the executive officer. Per Mr. Bohannon’s employment contract, the company’s matching contribution under the Supplemental 401(k) Plan is calculated at 150% of his base annual salary. Matching contributions are reported as compensation in the Summary Compensation Table under column (i) (“All Other Compensation”).

3                       Viad’s proxy statements of prior years reported these amounts in the applicable year within the Summary Compensation Table wherein the executive officer’s annual contributions were reported under the “Salary” column and Viad’s annual matching contributions were reported under the “All Other Compensation” column.

4                       “VCDCP” is an abbreviation for the Viad Corp Deferred Compensation Plan. In connection with the freeze of the Viad Corp Deferred Compensation Plan in 2004, all participants in such Plan received lump-sum distributions of their total deferred compensation accounts, except for participating employees at Viad’s operating units, GES Exposition Services, Inc. and Exhibitgroup/Giltspur, whose deferrals are maintained as obligations of the respective company pending distribution in accordance with the terms of the Plan. No new deferrals have been permitted since 2004. Mr. Dykstra’s deferred amount is due to his previous employment with GES Exposition Services, Inc.

Potential Payment Upon Employment Termination or Change of Control

Certain termination events will trigger post-termination payments and benefits for the named executive officers in the Summary Compensation Table. Each termination event and the amount that could be payable to the executive officers under each termination event is provided below, assuming a qualifying termination date of December 29, 2006 with a closing price of $40.60 for Viad common stock and a closing price of $31.36 for MoneyGram stock where applicable for calculating long-term awards, except where specifically indicated below.

Retirement

In the case of normal (age 65) or early retirement (age 55), the executive will receive pro rata accelerated vesting of restricted stock, earned performance-based restricted stock and earned performance units upon expiration of the vesting or performance period if the executive retires prior to the end of such period, except that the terms of Mr. Bohannon’s employment contract provide for the full vesting of all stock awards at the time of retirement if he retires at the age of 65 or older. For the equity compensation grants made in 2005 and 2006, full vesting of restricted stock, earned performance-based restricted stock and earned performance units will occur upon expiration of the restriction or performance period if the executive has reached age 60 at the time of retirement and such retirement occurs after holding requirements of two years from the date of grant in the case of the 2006 restricted stock and performance-based stock awards, 18 months from the date of grant in the case of the 2005 and 2006 performance unit awards, and six months from the date of grant in the case of the 2005 restricted stock and performance-based stock awards.

Stock options not yet exercisable will fully vest upon retirement (or six months and one day thereafter in the event the termination date occurs within six months of the grant date) and the executive may exercise the option rights within a five-year period following the retirement date. Under the terms of his employment contract, Mr. Bohannon will receive from Viad upon retirement the accrued, annual cash incentive payable under the Management Incentive Plan prorated to the date of retirement. He will be provided with an office, an administrative assistant and use of an automobile for five years following retirement. Mr. Bohannon will also receive lifetime medical coverage for himself, his spouse and his dependent children (until the age of 19, or age 25 if a full-time student) under the company’s limited executive medical plan, as discussed under subsection, “Post-Retirement Health Care Benefits” below. Further disclosures regarding retirement income and benefits are provided under the “Retirement Income and Savings Plans” subsection of the “Compensation Discussion and Analysis” section and in the “Pension Table” section of this proxy statement.

As of December 29, 2006 (and still currently), only Messrs. Bohannon and Sayre are eligible for retirement. The cash amount and the value of the vested equity that could be received by Mr. Bohannon and Mr. Sayre upon retirement, assuming a qualifying termination date of December 29, 2006, is $10,917,840 and $1,723,722, respectively. This amount does not include retirement income. Assuming a qualifying termination date of December 29, 2006, the annual retirement benefit payable to Messrs. Bohannon and Sayre is $1,045,950 and $116,719, respectively.

Change of Control and Change of Control Severance

Viad’s Executive Severance Plan (Tier I) provides each of the named executive officers with severance benefits (other than Mr. Bohannon, who does not have such an arrangement) if the executive’s employment is terminated by Viad without cause or by the executive for good reason (as those terms are defined in the plan) within 36 months after a change of control of Viad, or by the executive for any reason (other than for good reason, death, disability or retirement) during a 30-day window period beginning on the first anniversary of a change of control of Viad. Under those circumstances, the executive would receive from Viad a lump-sum severance compensation equal to a multiple of the following sum:

•                    The executive’s highest annual salary; plus

•                    The executive’s target cash bonus under the Management Incentive Plan for the fiscal year in which the change of control occurs.

The multiple, in the case of termination by Viad without cause or the executive’s termination for good reason, will equal the product of three times a fraction, the numerator of which is 36 minus the number of full months the executive was employed following a change of control and the denominator of which is 36. The multiple, in the case of the executive’s voluntary termination during the window period, will be two.

The executive will also receive at Viad’s cost outplacement services and continued welfare benefits coverage for the severance period of (i) three years times a fraction, the numerator of which is 36 minus the number of full months from the date of the change of control through the last day of the executive’s employment, and the denominator of which is 36 months, in the case of Viad’s termination without cause or the executive’s termination for good reason; or (ii) two years in the case of the executive’s voluntary termination during the window period; except that such benefits would terminate upon the executive’s death or normal retirement date of 65, whichever occurs first. The Executive Severance Plan also provides a special retirement benefit to executives in the form of an additional benefit accrual under the SERP determined as if the executive continued employment during the severance period with the severance compensation included in his or her final average compensation as defined by the SERP. Benefits under the MoneyGram Pension Plan were frozen as of December 31, 2003 and would not be affected by a change of control. This benefit applies to all named executives, except Mr. Rabbitt, and Mr. Bohannon (who does not have a change of control severance arrangement).

The Executive Severance Plan also provides a tax gross-up feature to make the executive whole for any excise taxes on change of control payments, and for payment of any legal fees incurred by the executive to enforce his or her rights under the plan.

Several of Viad’s compensation plans and programs contain provisions for benefits in connection with a change of control of Viad, including immediate full vesting of stock options, restricted stock, and performance-based restricted stock, and the ability to surrender options for cash. In addition, if there is a change of control, regardless of whether there is a termination of employment in connection therewith, each of the named executive officers would be entitled to receive a pro rata portion of the annual cash incentive granted under the Management Incentive Plan, calculated on the basis of achievement of performance goals through the date of the change of control, and a cash payment from Viad for granted performance units pursuant to the Performance Unit Incentive Plan, calculated as if each of the pre-defined targets were met at 100%, and prorated from the date of the grant to the date of the change of control.

In the case of an executive’s termination without cause or the executive’s voluntary termination for good reason, the cash amount and value of vested equity that could be received under the change of control Executive Severance Plan, assuming that the executive had a qualifying termination date of December 29, 2006, is as follows:  Mr. Dykstra, $8,433,205; Ms. Ingersoll, $5,054,912; Ms. Pearl, $3,475,051; Mr. Rabbitt, $3,347,675; Mr. Sayre, $4,286,964. Assuming the same termination date, the amount payable upon the executive’s voluntary termination during the window period is as follows:

Mr. Dykstra, $7,165,036; Ms. Ingersoll, $4,438,952; Ms. Pearl, $2,423,366; Mr. Rabbitt, $2,589,515; and Mr. Sayre, $3,739,665. Within each of the above dollar figures is the cash amount for the annual cash incentive and granted performance units, which are as follows:  Mr. Bohannon, $4,072,020; Mr. Dykstra, $1,608,468; Ms. Ingersoll, $998,904; Ms. Pearl, $650,822; Mr. Rabbitt, $643,520; and Mr. Sayre, $881,700. The cash amount for the annual cash incentive and granted performance units would be paid to the executive upon a change of control whether or not a termination event occurred in connection with the change of control. If the annual cash incentive and performance units were paid out upon the change of control, then they would not be paid out again in the event of an employment termination in connection with a change of control.

Involuntary Termination Not For Cause

Mr.  Bohannon’s employment agreement provides that he will receive post-termination payments and benefits upon Viad’s termination of his employment without cause (not for death, disability or cause). At the request of Mr. Bohannon, his employment agreement was amended on February 7, 2007 to reduce severance payments upon a termination without cause. The amended agreement provides that Mr. Bohannon would receive an amount equal to the base salary payable to him from the date of the early termination without cause through the end of his employment term (March 31, 2008), plus the accrued, annual cash incentive payable under the Management Incentive Plan prorated to the date of employment termination. This amount is substantially less than the amount payable prior to the amendment. At the same time, his employment agreement was further amended to eliminate any cash payment payable upon early termination for cause. Mr. Bohannon will receive lifetime medical coverage for himself, his spouse and his dependent children (until the age of 19, or age 25 if a full-time student) under the company’s limited executive medical plan if he is involuntarily terminated without cause, as discussed under the subsection “Post-Retirement Health Care Benefits” below.

A severance cash payment will be provided to the other named executive officers. In February 2007, the Board adopted, upon recommendation of the Human Resources Committee, a severance arrangement for executive officers of Viad, which codified Viad’s historical, discretionary practice to provide severance cash payments for Viad’s termination of an executive officer without cause. Under the Executive Officer Continuation of Pay Policy, executives with less than seven years of service with Viad would receive six months of salary and a pro rata portion of the annual cash bonus under the Management Incentive Plan if earned, while executive officers with seven or more years of service with Viad may receive up to one year’s salary. Executive officers all would receive continued health and welfare benefits during the severance period and a pro rata annual cash incentive award under the Management Incentive Plan for the calendar year in which they were last employed, if earned. No payment, however, would be made under the policy unless the executive officer executes a general release containing a release of all claims against Viad, a covenant not to sue, a non-competition covenant and a non-disparagement agreement, in form and substance satisfactory to Viad. The terms of any written agreement relating to severance payment upon termination of an executive officer without cause that is approved by the Board will supersede the policy, and exceptions to the policy may be made if recommended by the Chief Executive Officer of Viad and approved by the Human Resources Committee of the Board.

In addition, full ownership of restricted stock, earned performance-based restricted stock and earned performance units upon lapse of the vesting or performance period will occur for Mr. Bohannon and the other executive officers in the event of termination by Viad from employment without cause.

The cash amount and value of vested equity awards that could be received by Mr. Bohannon in the event Viad terminates his employment without cause, assuming a qualifying termination date of December 29, 2006, using the terms of the amended employment agreement, is $13,960,980. The amount includes the vesting of Viad and MoneyGram restricted stock and performance-based restricted stock granted from 2004 through 2006 and performance units granted in 2005. The cash amount and value of vested equity awards that could be received by the other named executive officers in the event Viad terminates employment without cause, assuming that the executive had a qualifying termination date of December 29, 2006, is as follows: Mr. Dykstra, $4,331,848; Ms. Ingersoll, $3,130,637; Ms. Pearl, $2,075,153; Mr. Rabbitt, $1,674,591; and Mr. Sayre, $2,615,922.

Death or Disability

Mr.  Bohannon’s employment agreement provides for post-termination payments upon his employment due to death or disability. If Mr. Bohannon’s employment is terminated by reason of his death, Viad will pay the pro rata benefits or obligations to his estate or legal representative, as applicable, in a lump sum in cash within 90 days after the date of death. If Mr. Bohannon’s employment is terminated by reason of disability, Viad will pay benefits and obligations to him as provided in Viad’s Long-Term Disability Plan. Stock options and stock awards are subject to the terms and conditions of the corresponding agreements, as discussed in the following paragraph.

For the other named executive officers and Mr. Bohannon, accelerated vesting of restricted stock, earned performance-based restricted stock and earned performance units will occur upon lapse of the restriction or performance period if their employment is terminated by reason of death or disability. Stock options, if not exercisable, will fully vest upon the date of death or disability (or six months and one day thereafter in the event the termination date occurs within six months of the grant date) and the executive (or personal representative) may exercise the option rights within three years following the date of disability or 12 months following the date of death.

The cash amount and vested equity that could be received by the named executive officers in the event of employment termination due to death or disability, assuming that the executive had a qualifying termination date of December 29, 2006, is as follows:  Mr. Bohannon, $12,731,230; Mr. Dykstra, $3,561,848; Ms. Ingersoll, $2,661,637; Ms. Pearl, $1,703,873; Mr. Rabbitt, $1,184,591; and Mr. Sayre, $2,208,242.

Forfeiture Provisions - Non-Compete, Non-Solicitation, Non-Disparagement

If an executive competes with Viad within two years of employment termination, the following compensation will be subject to forfeiture and reimbursement (i.e., “clawback” provisions):

•                    awards of restricted stock, performance-based restricted stock and performance units granted in the last two years of employment;

•                    all cash bonuses paid during the last twelve months of employment; and

•                    outstanding, vested but not exercised, stock options.

The “Compensation Discussion and Analysis” section of this proxy statement describes additional forfeiture provisions under the annual incentive and long-term compensation plans and programs for an executive’s misconduct or disparagement of Viad. Mr. Bohannon also has agreed, under the terms of his employment agreement, not to compete with Viad for a three-year period following an early termination of his employment or retirement.

Post-Retirement Health Care Benefits

In the event of retirement or involuntary (not for cause) termination of employment, Mr. Bohannon and his spouse will receive lifetime medical coverage under the company’s limited executive medical plan and his dependent children (until the age of 19, or age 25 if a full-time student) will receive coverage. The value of this benefit, assuming a qualifying termination date of December 29, 2006, is estimated at $336,000 based on a discount rate of 5.5% and retirement at age 65. This entire benefit was assumed by MoneyGram in connection with the spin-off of MoneyGram.

PROPOSAL 2: RATIFICATION OF VIAD’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board has appointed Deloitte & Touche LLP as our independent registered public accountants (independent auditors) for 2007, and the Board of Directors ratified the appointment. The following resolution concerning the appointment of Deloitte & Touche LLP as Viad’s independent auditors will be offered at the meeting:

RESOLVED, that the appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors of Viad Corp to audit the accounts of the Corporation and its subsidiaries for the fiscal year 2007 is hereby ratified.

Deloitte & Touche LLP has audited our accounts and those of our subsidiaries for many years. Although the listing standards of the NYSE and the charter of the Audit Committee require Viad’s independent registered public accountants to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of the independent registered public accountants to be an important matter of shareholder concern and is submitting appointment of Deloitte & Touche LLP for ratification by shareholders as a matter of good corporate practice. No determination has been made as to what action the Audit Committee and Board would take if shareholders do not approve the appointment.

Viad anticipates that a representative of Deloitte & Touche LLP will attend the meeting, respond to appropriate questions, and be afforded the opportunity to make a statement.

Recommendation of the Board

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as Viad’s independent registered public accountants for 2007.

Fees and Services of Independent Registered Public Accountants

The following is a summary of the aggregate fees billed to Viad by its independent registered public accountants, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche LLP”) for professional services rendered for the fiscal years ended December 31, 2005 and 2006.

Fee Category	2005 Fees ($)	2006 Fees ($)
Audit Fees[1]	2,028,800	1,657,600
Audit-Related Fees[2]	164,700	174,400
Tax Fees[3]	116,800	93,000
All Other Fees[4]	—	—
Total Fees	2,310,300	1,925,000

1                       Audit Fees. Consists of fees billed for professional services rendered for the audits of Viad’s financial statements for the fiscal years ended December 31, 2005 and 2006, and for review of the financial statements included in Viad’s Quarterly Reports on Form 10-Q for those fiscal years. Fees in 2005 and 2006 also were incurred in connection with the audit of Viad’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

2                       Audit-Related Fees. Consists of fees billed for services rendered to Viad for audit-related services, which generally include fees for separate audits of employee benefit and pension plans, certain due diligence assistance and consultation, and ad hoc fees for consultation on financial accounting and reporting standards.

3                       Tax Fees. Consists of fees billed for services rendered to Viad for tax services, which generally include fees for corporate tax planning, consultation and compliance.

4                       All Other Fees. Consists of fees billed for all other services rendered to Viad, which generally include fees for consultation regarding computer system controls and human capital consultations. No services were performed related to financial information systems design and implementation for the fiscal years ended December 31, 2005 and 2006.

None of the above-described professional services were approved by the Audit Committee in reliance on the de minimus exception to the pre-approval requirements under federal securities laws and regulations.

Pre-Approval of Services of Independent Registered Public Accountants

The Audit Committee’s written policy is to pre-approve all audit and permissible non-audit services provided by Viad’s independent registered public accountants, which is Deloitte & Touche LLP. These services may include audit services, audit-related services, tax services and other permissible non-audit services. Any service incorporated within the engagement letter of the independent registered public accountants, which is approved by the Audit Committee, is deemed pre-approved. Any service identified as to type and estimated fee in the written annual service plan of the independent registered public accountants, which is approved by the Audit Committee, is deemed pre-approved up to the dollar amount provided in such annual service plan.

During the year, the independent registered public accountants also provide additional accounting research and consultation services required by, and incident to, the audit of Viad’s financial statements and related reporting compliance. These additional audit-related services are pre-approved up to the amount provided in the annual service plan which is approved by the Audit Committee. The Audit Committee may also pre-approve services on a case-by-case basis during the year, or the Chairman of the Audit Committee may give such pre-approval in writing on behalf of the Audit Committee. The Chairman reviews his pre-approvals with the full Audit Committee not later than at the committee’s next meeting.

The Audit Committee’s approval of proposed services and fees are noted in the meeting minutes of the Audit Committee and/or by signature on behalf of the Audit Committee on the engagement letter. The independent registered public accountants are periodically requested to summarize the services and fees paid to date, and management is required to report whether the services and fees have been pre-approved in accordance with the required pre-approval process of the Audit Committee.

Non-Audit Services of Independent Registered Public Accountants

The Audit Committee has considered whether the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining auditor independence.

PROPOSAL 3:  APPROVAL OF 2007 VIAD CORP OMNIBUS INCENTIVE PLAN

The shareholders are asked to vote to approve the 2007 Viad Corp Omnibus Incentive Plan (which we refer to in this section of the proxy statement as the “2007 Plan” or “Plan”).

On February 22, 2007, the Board adopted, subject to shareholder approval, the 2007 Plan. The purpose of the 2007 Plan is to promote the interests of Viad and our shareholders by attracting and retaining employees and directors who are expected to contribute to Viad’s growth and financial performance for the benefit of Viad’s shareholders.

Viad currently awards stock options, restricted stock, and performance-based awards under the 1997 Viad Corp Omnibus Incentive Plan (the “1997 Plan”), which terminates on May 31, 2007. Viad does not anticipate granting any new stock awards under the 1997 Plan between December 31, 2006 and the date of the Annual Shareholder Meeting, except for grants made in February 2007 of 21,400 options, with an exercise price of $38.44 and a seven-year term, and 109,800 shares in the aggregate of performance-based and non-performance-based restricted stock. No further awards will be made pursuant to the 1997 Plan upon shareholder approval of the 2007 Plan.

The Board believes that the 2007 Plan provides necessary flexibility in creating and developing incentive compensation programs and plans for Viad and its subsidiaries. The 2007 Plan also is structured to permit award grants to employees and directors of Viad that will qualify for federal tax deductions as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code (“Code”).

The following is a summary of the material terms of the 2007 Plan and is qualified in its entirety by reference to the 2007 Plan, a copy of which is set forth in Annex B to this proxy statement.

Nature and Purpose

The purpose of the 2007 Plan is to advance the interests of Viad and its shareholders through awards that give employees and directors a personal stake in Viad’s growth, development, and financial success. Awards under the 2007 Plan are designed to motivate employees and directors to devote their best efforts to the businesses of Viad. Awards will also help Viad attract and retain the services of employees and directors who are in a position to make significant contributions to Viad’s future success.

The 2007 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, or ERISA. The Plan is not a qualified plan under Section 401 of the Code. The 2007 Plan is, however, intended to permit awards which qualify under Section 162(m) and Section 409A of the Code, where applicable.

Administration

The Human Resources Committee (the “Committee”), a fully independent committee of Viad’s Board, will administer the 2007 Plan. Members of the Committee are appointed by the Board of Directors from among its independent members and may be removed by the Board of Directors in its discretion.

The 2007 Plan provides the Committee with broad discretion to construe, interpret and administer the 2007 Plan, to select the individuals to be granted Plan awards, to determine the number of shares to be subject to a Plan award, and to determine the terms, conditions and duration of each award.

The Committee’s decisions will be conclusive, final and binding upon all parties. No member of the Committee will be liable for any action or determination made with respect to the 2007 Plan or any award granted under the 2007 Plan. To the fullest extent permitted by law, Viad will indemnify the members of the Committee against reasonable expenses incurred in connection with any action taken against them with respect to the 2007 Plan or any award granted under the 2007 Plan.

Eligibility

Any Viad director and any employee providing services to Viad or any of its subsidiaries or affiliates, who is selected by the Committee, is eligible to receive an award under the 2007 Plan. Incentive stock options, however, may be granted only to employees of Viad or its subsidiaries or affiliates.

Shares Available

The 2007 Plan permits the award of one million seven hundred thousand (1,700,000) shares, plus shares awarded under the 1997 Plan that subsequently cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent the shares are exercised for, or settled in, vested and non-forfeited shares) up to an aggregate maximum of one million five hundred thousand (1,500,000) shares.

Any shares related to awards under the 2007 Plan which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, are settled in cash in lieu of shares, or are exchanged with the Committee’s permission, prior to the issuance of the shares, for awards not involving shares, shall be available again for grant under the 2007 Plan. If the exercise price for any stock option granted under the 2007 Plan or the tax withholding requirements with respect to any award granted under the 2007 Plan are satisfied by tendering shares to Viad, those tendered shares will again be available for grant under the 2007 Plan.

The annual award limits of the 2007 Plan include the following:

•       Options: The maximum aggregate number of shares subject to options granted in any one plan year to any one participant shall be one hundred fifty thousand (150,000).

•       Stock Appreciation Rights: The maximum number of shares subject to stock appreciation rights granted in any one plan year to any one participant shall be one hundred fifty thousand (150,000).

•       Restricted Stock or Restricted Stock Units: The maximum aggregate grant with respect to awards of restricted stock or restricted stock units in any one plan year to any one participant shall be seventy-five thousand (75,000).

•       Performance Units or Performance Shares: The maximum aggregate award of performance units or performance shares that any one participant may receive in any one plan year shall be one hundred thousand (100,000) shares if such award is payable in shares, or equal to the value of one hundred thousand (100,000) shares if such award is payable in cash or property other than shares, determined as of the earlier of the vesting or the payout date, as applicable.

•       Cash-Based Awards: The maximum aggregate amount awarded or credited with respect to cash-based awards to any one participant in any one plan year may not exceed $5.0 million.

•       Other Stock-Based Awards: The maximum aggregate grant with respect to other stock-based awards in any one plan year to any one participant shall be seventy-five thousand (75,000) shares.

The Committee, in order to prevent dilution or enlargement of a participant’s rights under the 2007 Plan, may substitute or adjust the number and kind of shares that may be issued under the 2007 Plan or under particular forms of awards, the number and kind of shares subject to outstanding awards, the option price or grant price applicable to outstanding awards, the annual award limits, and other value determinations applicable to outstanding awards in the event of any corporate event or transaction such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of Viad, combination of shares, exchange of shares, dividend in-kind, or other like change in capital structure, number of outstanding shares or distribution (other than normal cash dividends) to shareholders of Viad, or any similar corporate event or transaction.

Types of Awards and Terms and Conditions

The Committee has the authority to grant the following types of awards subject to the following terms and conditions:

•       stock options (including incentive and nonqualified stock options);

•       stock appreciation rights (“SARs”);

•       restricted stock and restricted stock units;

•       performance units or performance shares;

•       cash-based awards; and

•       other stock-based awards.

Incentive and Nonqualified Stock Options:   All incentive and nonqualified stock options must have a maximum life of no more than ten years from the date of grant. At the time of grant, the Committee shall determine the exercise price for any stock options. In no event, however, may the exercise price be less than 100% of the fair market value of Viad common stock at the time of grant. At the time of exercise, payment in full of the exercise price shall be paid in cash, shares of Viad common stock valued at their fair market value on the date of exercise, a combination thereof, or by such other method as the Committee may determine.

Stock Appreciation Rights:   Stock appreciation rights offer recipients the right to receive payment for the difference (spread) between the exercise price of the stock appreciation right and the market value of Viad common stock at the time of redemption. The Committee may authorize payment of the spread for a stock appreciation right in the form of cash, Viad common stock to be valued at its fair market value on the date of exercise, a combination thereof, or by such other method as the Committee may determine. Stock appreciation rights must have a maximum life of no more than ten years from the date of grant except the Committee may grant a longer term for employees outside of the United States.

Restricted Stock and Restricted Stock Units:   The Committee may award Viad common stock to a Viad director or an employee as a portion of compensation. In doing so, the Committee, in its discretion, may impose conditions or restrictions on the award of Viad common stock. The Committee may also award restricted stock units which are similar to restricted stock except that no shares are actually awarded on the date of grant. The holder of restricted stock units will have the right, subject to any restrictions imposed by the Committee, to receive shares of Viad common stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the Committee. Restrictions on the award may include, for example, time-based restrictions, achievement of performance goals, or a combination of time-based restrictions on vesting following the attainment of the performance goals. The terms of the award may include the right to exercise full voting rights of the shares of restricted stock during the restriction period. No voting rights may be granted with awards of restricted stock units.

Performance Units or Performance Shares:   Each performance share will have an initial value equal to the fair market value of Viad common stock on the date of grant. Each performance unit will have an initial value that is established by the Committee at the time of grant. The Committee will set performance goals in its discretion for the vesting of performance shares/performance units. The extent to which the performance goals are met will determine the value and/or number of performance shares/performance units that will be paid out. Performance shares/performance units can be made payable, upon achievement of performance goals, in stock, cash, or a combination of the two.

Cash-Based Awards:   The Committee may grant cash-based awards to participants as determined by the Committee. Payment of the cash-based awards may be made in either cash or Viad common stock.

Other Stock-Based Awards:   The Committee may grant other types of equity-based or equity-related awards. These awards may be paid in either Viad common stock or cash.

Performance Measures for Performance-Based Compensation

Cash-based awards and awards of performance units, performance shares, restricted stock and restricted stock units under the 2007 Plan may be designated by the Committee as awards intended to qualify for exemption as “Qualified Performance-Based Compensation” for purposes of the federal tax deductibility limits of Section 162(m). Section 162(m) provides that companies may not deduct certain forms of compensation paid to their chief executive officer and four most highly compensated executive officers to the extent such compensation exceeds one million dollars in any one tax year, unless payments are made based upon the attainment of objective performance goals that are approved by shareholders. The 2007 Plan is designed to meet the requirements of Section 162(m) and provides the objective performance goals described below upon which the settlement of Qualified Performance-Based Compensation may be conditioned. Once set, the performance goals for Qualified Performance-Based Compensation cannot be changed, nor can the awards themselves be adjusted (except downward). The 2007 Plan also provides for grants of cash-based awards and awards of performance units, performance shares, restricted stock and restricted stock units with a performance requirement that are not intended to, or need not, qualify for the Section 162(m) exemption and to which such restrictions, including shareholder approved performance goals, do not apply.

The performance goals upon which the payment or vesting of an award that is intended to qualify as Qualified Performance-Based Compensation (as discussed above) are limited to the following Performance Measures:

•Net earnings or net income (before or after taxes)

•Earnings per share

•Net sales or revenue growth

•Net operating profit

•Revenue

•Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue)

•Cash flow (including, but not limited to, operating cash flow, free cash flow, cash generation, cash flow return on equity, and cash flow return on investment)

•Earnings before or after taxes, interest, depreciation, and/or amortization

•Gross or operating margins

•   Productivity ratios

•   Share price (including, but not limited to, growth measures and total shareholder return)

•   Expense targets

•   Margins

•   Operating efficiency

•   Market share

•   Customer satisfaction

•   Unit volume

•   Working capital targets and change in working capital

•   Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital)

•   Strategic plan development and implementation

The performance goals may relate to the individual participant, to Viad as a whole, or to a subsidiary, division, department, region, function or business unit of Viad in which the participant is employed. Performance awards may be granted either alone or in addition to other grants made under the 2007 Plan. The performance measure may be set by reference to an absolute standard or a comparison to specified companies or groups of companies, or other external measures. The Committee may provide with respect to Qualified Performance-Based Compensation that any evaluation of achievement of the performance measures may include or exclude any of the following events that occur during the performance period of the award: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in Viad’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses.

Federal Tax Consequences

The following discussion of the federal income tax consequences of awards granted under the 2007 Plan is intended only as a summary of the present federal income tax treatment of awards. These laws are highly technical and are subject to change at any time. This summary does not discuss the tax consequences of a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which a participant may reside.

Nonqualified Stock Options:   Nonqualified stock options granted under the Plan will not be taxable to an employee at grant but generally will result in taxation at exercise, at which time the employee will recognize ordinary income in an amount equal to the difference between the option’s exercise price and the fair market value of the shares on the exercise date. Viad will be entitled to deduct a corresponding amount as a business expense in the year the employee recognizes this income. The amount includable in income upon the exercise of the nonqualified stock option is also subject to income tax withholding, Social Security tax (subject to the Social Security wage base) and Medicare tax and must be reported on a Form W-2.

Incentive Stock Options:   An employee will generally not recognize ordinary income on receipt or exercise of an incentive stock option so long as he or she has been an employee of Viad or its subsidiaries from the date the incentive stock option was granted until three months before the date of exercise; however, the amount by which the fair market value of the shares on the exercise date exceeds the exercise price is an adjustment in computing the employee’s alternative minimum tax in the year of exercise. If the employee holds the shares of common stock received on exercise of the incentive stock option for one year after the date of exercise (and for two years from the date of grant of the incentive stock option), any difference between the amount realized upon the disposition of the shares and the amount paid for the shares will be treated as long-term capital gain (or loss, if applicable) to the employee. If the employee exercises an incentive stock option and satisfies these holding period requirements, Viad may not deduct any amount in connection with the incentive stock option. If an employee exercises an incentive stock option but engages in a “disqualifying disposition” by selling the shares acquired on exercise before the expiration of the one and two-year holding periods described above, the employee generally will recognize ordinary income (for regular income tax purposes only) in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price; and any excess of the amount realized on the disposition over the fair market value on the date of exercise will be taxed as long- or short-term capital gain (as applicable). If, however, the fair market value of the shares on the date of disqualifying disposition is less than on the date of exercise, the employee will recognize ordinary income equal only to the difference between the amount realized on the disqualifying disposition and the exercise price. In either event, Viad will be entitled to deduct an amount equal to the amount constituting ordinary income to the employee in the year of the disqualifying disposition. No income tax withholding is required with respect to the exercise or disposition of an incentive stock option. Social Security and Medicare taxes do not apply upon the exercise or disposition of an incentive stock option.

Stock Appreciation Rights:   To the extent that the requirements of the Code are met, there are no immediate tax consequences to an employee when a stock appreciation right is granted. When an employee exercises the right to the appreciation in fair market value of shares represented by a stock appreciation right, payments made in common stock are normally includable in the employee’s gross income for regular income tax purposes. Viad will be entitled to deduct the same amount as a business expense in the same year. The includable amount and corresponding deduction each equal the fair market value of the common stock payable on the date of exercise.

Restricted Stock:   The recognition of income from an award of restricted stock for federal income tax purposes depends on the restrictions imposed on the shares. Generally, taxation will be deferred until the first taxable year the shares are no longer subject to substantial risk of forfeiture. At the time the restrictions lapse, the employee will recognize ordinary income equal to the then fair market value of the stock over the amount, if any, the employee pays for the stock. The employee may, however, make an election to include the value of the shares in gross income in the year of award despite such restrictions. Generally, Viad will be entitled to deduct the fair market value of the shares transferred to the employee as a business expense in the year the employee includes the compensation in income.

Restricted Stock Units:   Generally, an employee will not recognize ordinary income until common stock, cash, or other property become payable under the restricted stock unit, even if the award vests in an earlier year. Viad will generally be entitled to deduct the amount the employee includes in income as a business expense in the year of payment.

Performance Units/Performance Shares:   Participants under the 2007 Plan incur no income tax liability upon the initial grant of performance units or performance shares. At the end of the performance or measurement period, however, employees realize ordinary income on any amounts received in cash or common stock. Any subsequent appreciation on the common stock is treated as a capital gain.

Cash-Based Awards/Other Stock-Based Awards:   Any cash payments or the fair market value of any common stock or other property an employee receives in connection with cash-based awards or other stock-based awards are includable in income in the year received or made available to the employee without substantial limitations or restrictions. Generally, Viad will be entitled to deduct the amount the employee includes in income as a business expense in the year of payment.

The general rules for Viad’s deductions described above are subject to the limitations of Section 162(m). Stockholder approval of the 2007 Plan will enable the Committee to design awards thereunder that are deductible to the fullest extent permitted by current tax law. However, additional limitations on deductibility may apply in the event of a change in control. Thus, it is possible that Viad may not be able to take the deductions described above with respect to all awards under the 2007 Plan. Awards which qualify as Qualified Performance-Based Compensation under Section 162(m) of the Code will be deductible by Viad when the Plan participant recognizes ordinary income for such award.

Termination of the Plan

The Plan will terminate after ten years, or sooner, if and when all shares reserved under the 2007 Plan have been issued. The Board may terminate the 2007 Plan at any time. The termination of the 2007 Plan will not affect outstanding awards in any way.

Additional Information

In the event the 2007 Plan is terminated, recipients of awards under the 2007 Plan shall retain all rights to such awards in accordance with the terms of the awards.

In the event of a termination of service by an award recipient, the Committee shall determine the length of time that a participant has to exercise a stock option or stock appreciation right and the extent to which the recipient can retain the rights to restricted stock, restricted stock units, performance units, performance shares, cash-based awards, and other stock-based awards.

In the event of a change in control, unless the Committee specifies otherwise in an award agreement, any options or stock appreciation rights become fully exercisable and vested; all restrictions and deferral limitations applicable to any restricted stock or restricted stock unit shall lapse, and the restrictions and deferral limitations and other conditions applicable to any other awards under the Plan shall lapse.

The Committee may provide for the payment of dividends (or dividend equivalents) on shares of Viad common stock granted in connection with an award during the period between the date of grant and the date the award is exercised, vests, or expires.

On March 23, 2007, the closing price of a share of Viad common stock, as listed on the New York Stock Exchange, was $38.97.

Assuming the presence of a quorum, approval of the Plan requires the affirmative vote of the holders of a majority in voting power of the shares of Viad common stock which are present in person or by proxy and entitled to vote thereon.

New Plan Benefits

The Committee has discretionary authority to approve awards under the 2007 Plan. For this reason, the benefits that will be received by or allocated to any person or group of persons under the 2007 Plan is not presently determinable. No awards under the 2007 Plan have been or will be approved by the Committee pending shareholder approval of the 2007 Plan at the 2007 Annual Meeting.

Board Voting Recommendation

The Board recommends to the shareholders that they vote “FOR” the approval of the 2007 Plan.

VOTING PROCEDURES/REVOKING YOUR PROXY

Voting Procedures

In order to be elected as a director in an uncontested election, the number of shares voted “for” a director nominee from the shares present and voting in person or by proxy must exceed the number of votes cast “against” the director nominee. In contested elections where the number of nominees exceeds the number of directors to be elected, director nominees must receive a plurality of the shares present and voting in person or by proxy in order to be elected. A plurality means receiving the largest number of votes, regardless of whether that is a majority. All matters submitted to you at the meeting will be decided by a majority of the votes cast on the matter, except as otherwise provided by law or our Certificate of Incorporation or Bylaws. You may not cumulate votes.

Shareholders who fail to return a proxy or attend the meeting will not count towards determining any required plurality, majority or quorum. Shareholders and brokers returning proxies or attending the meeting who abstain from voting on a proposition will count towards determining a quorum, plurality or majority for that proposition. Banks and brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on the proposal to approve the 2007 Viad Corp Omnibus Incentive Plan, but may vote their clients’ shares on the election of directors and ratifying the appointment of our independent registered public accounting firm.

Your proxy will be voted in accordance with the instructions you place on the proxy card. Unless you vote otherwise, all shares represented by your returned signed proxy will be voted as noted on page 1 of this proxy statement. If you are a participant in a 401(k) plan of Viad or one of its subsidiaries and/or the Viad Corp Employees’ Stock Ownership Plan and Trust (“ESOP”), your proxy will serve as a voting instruction to the respective Trustee. In a 401(k) plan or in the ESOP, if no voting instructions are received from a participant, the Trustees will vote those shares in accordance with the majority of shares voted in such Plans for which instructions were received or in the discretion of such Trustees as their fiduciary duty may require.

Revoking Your Proxy

Proxies may be revoked if you:

•       Deliver a signed, written revocation letter, dated later than the proxy, to Scott E. Sayre, Vice President-General Counsel and Secretary, at our Phoenix address listed on page 1 above.

•       Deliver a signed proxy, dated later than the first one, to Viad Corp; c/o Shareowner Services; P.O. Box 64873; St. Paul, Minnesota 55164-0873.

•       Attend the meeting and vote in person rather than by proxy. Your attendance at the meeting will not revoke your proxy unless you choose to vote in person.

Solicitation of Proxies

The cost of solicitation will be borne by Viad. Solicitation of proxies will be made primarily through the use of the mails, but regular employees of Viad may solicit proxies personally, by telephone or otherwise. Viad has retained Wells Fargo Bank, N.A. and Georgeson, Inc. to assist Viad in connection with the solicitation at an estimated fee of $1,500 and $10,000, respectively, plus out-of-pocket expenses. Viad will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares.

SUBMISSION OF SHAREHOLDER PROPOSALS
AND DIRECTOR NOMINATIONS

From time to time shareholders submit proposals and director nominations which may be proper subjects for inclusion in the proxy statement and form of proxy for consideration at the Annual Meeting of Shareholders. To be considered in the proxy statement or at an annual or special meeting, proposals and director nominations must be submitted on a timely basis, in addition to meeting other legal requirements. Viad must receive proposals and nominations for the 2008 Annual Meeting of Shareholders no later than December 5, 2007, for possible inclusion in the proxy statement, or between January 16 and February 15, 2008, for possible consideration at the meeting, which is expected to be held on Tuesday, May 20, 2008. Proposals, director nominations, or related questions should be directed in writing to the undersigned at the address listed on page 1 above.

OTHER BUSINESS

The Board of Directors knows of no other matters to be brought before the meeting. If any other business should properly come before the meeting, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

A copy of Viad’s 2006 Annual Report filed with the Securities and Exchange Commission is enclosed herewith. You may also obtain our other SEC filings and certain other information concerning Viad through the Internet at www.sec.gov and www.viad.com, respectively. Information contained in any website referenced in this proxy statement is not incorporated by reference in this proxy statement.

By Order of the Board of Directors

SCOTT E. SAYRE
Vice President-General Counsel and Secretary

PLEASE VOTE — YOUR VOTE IS IMPORTANT

ANNEX A

Categorical Standards for Determining Independence of Directors

1.                 Employees of Corporation. No director who is employed by, or whose immediate family member is an executive officer of, the Corporation or its affiliates will be considered independent until five years after the end of such employment relationship.

2.                 Employees of Auditors. No director who, or whose immediate family member, is employed by or affiliated with the Corporation’s independent auditor will be considered independent until five years after the end of such affiliation or employment.

3.                 Compensation. No director who, or whose immediate family member, is an executive officer of the Corporation or its affiliates, receives more than $60,000 per year in direct compensation from the Corporation or its affiliates (other than director and committee fees, and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service) will be considered independent until five years after he or she ceases to receive more than $60,000 per year in such compensation.

4.                 Interlocking Relationships. No director who, or whose immediate family member, has an interlocking relationship, as defined by the rules of the Securities and Exchange Commission, between any member of the Corporation’s Human Resources Committee or Corporate Governance and Nominating Committee and any executive officer of the Corporation will be considered independent until five years after the end of the relationship.

5.                 Voting Power. No director who directly or indirectly, through any contract, arrangement, understanding, family or business relationship or otherwise, has or shares beneficial ownership of more than 10% of any class of voting equity securities of the Corporation will be considered independent.

6.                 Independence of Audit Committee Members. No director who serves as a member of the Audit Committee of the Corporation’s Board of Directors will be considered independent if he or she (a) accepts directly or indirectly any consulting, advisory, or other compensatory fee from the Corporation or its affiliates (other than director and committee fees, and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service); or (b) is an affiliated person of the Corporation or its affiliates.

7.                 Commercial or Charitable Relationships. The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence:

(a)           if the director is an executive officer or employee, or whose immediate family member is an executive officer, of another company that does business with the Corporation and/or its affiliates and the annual sales to, or purchases from, the Corporation and/or its affiliates are less than the greater of $1.0 million or 1% of the other company’s annual consolidated gross revenues;

(b)          if the director is an executive officer of another company which is indebted to the Corporation, or to which the Corporation is indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the total consolidated assets of the company that he or she serves as an executive officer; or

(c)           if the director serves as an officer, director or trustee of a charitable organization, and the Corporation’s annual charitable contributions to the organization are less than the greater of $200,000 or 1% of that organization’s total annual charitable receipts. (The Corporation’s automatic matching of director charitable contributions will not be included in the amount of the Corporation’s contributions for this purpose.)

Whether directors meet these categorical independence tests will be reviewed annually by the Board. For relationships not covered by the standards in paragraph 7 above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the categorical standards set forth above.

A-1

ANNEX B

2007 Viad Corp Omnibus Incentive Plan

Article 1. Establishment, Purpose, and Duration

1.1      Establishment.   Viad Corp, a Delaware corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the 2007 Viad Corp Omnibus Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document.

This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Covered Employee annual incentive awards, Cash-Based Awards, and Other Stock-Based Awards.

This Plan shall become effective upon shareholder approval (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.

1.2      Purpose of This Plan.   The purpose of this Plan is to provide a means whereby Employees and Directors of the Company develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of this Plan is to provide a means through which the Company may attract able individuals to become Employees or Directors of the Company and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.

1.3      Duration of This Plan.   Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the earlier of: (a) adoption of this Plan by the Board, or (b) the Effective Date.

1.4      Prior Plan.   No further grants shall be made under the Prior Plan from the time of the Effective Date of this Plan.

Article 2. Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1                “Affiliate” shall mean any corporation or other entity (including, but not limited to, a partnership or a limited liability company) that is affiliated with the Company through stock or equity ownership or otherwise, and is designated as an Affiliate for purposes of this Plan by the Committee.

2.2                “Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3.

2.3                “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Covered Employee annual incentive awards, Cash-Based Awards, or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.4                “Award Agreement” means either: (a) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet, or other nonpaper Award Agreements, and the use of electronic, Internet, or other nonpaper means for the acceptance thereof and actions thereunder by a Participant.

2.5                “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such terms in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6                “Board” or “Board of Directors” means the Board of Directors of the Company.

2.7                “Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 10.

2.8                “Change of Control” means any of the following events:

(a)            An acquisition by an individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either: (i) the then outstanding Shares of common stock of the Company (the “Outstanding Company Common Stock”), or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); excluding, however the following: (A) any acquisition directly from the Company or any entity controlled by the Company other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company or any entity controlled by the Company, (B) any acquisition by the Company, or any entity controlled by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (D) any acquisition pursuant to a transaction which complies with clauses (i), (ii), and (iii) of Section 2.8(c); or

(b)           A change in the composition of the Board such that the individuals who, as of the Effective Date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 2.8(b) that any individual, who becomes a member of the Board subsequent to the Effective Date of the Plan, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(c)            Consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”) excluding, however, such a Corporate Transaction pursuant to which: (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction (the “Prior Shareholders”) beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the outstanding Shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors, as the case may be, of the Company or other entity resulting from such Corporate Transaction (including, without limitation, a corporation or other entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; (ii) no Person (other than the Company or any entity controlled by the Company, any employee benefit plan (or related trust) of the Company or any entity controlled by the Company or such corporation or other entity resulting from such Corporate Transaction) will beneficially own, directly or indirectly, twenty percent (20%) or more of, respectively, the outstanding Shares of common stock of the Company or other entity resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation or other entity entitled to vote generally in the election of Directors except to the extent that such ownership existed prior to the Corporate Transaction; and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the Board of Directors of the Company resulting from such Corporate Transaction; and further excluding any disposition of all or substantially all of the assets of the Company pursuant to a spin-off, split-up, or similar transaction (a “Spin-Off”) if, immediately following the Spin-Off, the prior shareholders beneficially own, directly or indirectly, more than eighty percent (80%) of the outstanding Shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of both entities resulting from such transaction, in substantially the same proportions as their ownership immediately prior to such transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities; provided, that if another Corporate Transaction involving the Company occurs in connection with or following a Spin-Off, such Corporate Transaction shall be analyzed separately for purposes of determining whether a Change of Control has occurred; or

(d)           The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

2.9                “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.10         “Committee” means the Human Resources Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. If at any time there is no such Human Resources Committee to administer the Plan, or the Human Resources Committee shall fail to be composed of at least two Non-employee Directors, each of whom is an “outside director” under Section 162(m)(4) of the Code, the Plan will be administered by a committee selected by the Board and composed of not less than two (2) individuals, each of whom is such a Non-employee Director and such an “outside director.” The members of the Committee shall be appointed from time to time by and shall serve at the discretion of, the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

2.11         “Company” means Viad Corp, a Delaware corporation, and any successor thereto as provided in Article 20 herein.

2.12         “Covered Employee” means any key Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of: (a) ninety (90) days after the beginning of the Performance Period, or (b) when twenty-five percent (25%) of the Performance

Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

2.13         “Director” means any individual who is a member of the Board of Directors of the Company.

2.14         “Effective Date” has the meaning set forth in Section 1.1.

2.15         “Employee” means any individual designated as an employee of the Company, its Affiliates, and/or its Subsidiaries on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate, and/or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, Affiliate, and/or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as, a common-law employee of the Company, Affiliate, and/or Subsidiary during such period.

2.16         “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.17         “Fair Market Value” or “FMV” means a price that is based on the closing price of a Share reported on the New York Stock Exchange (“NYSE”) or other established stock exchange (or exchanges) on the applicable date, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the reported closing price of a Share on the most recent date on which Shares were publicly traded. In the event Shares are not publicly determined at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate.

2.18         “Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article 7.

2.19         “Full-Value Award” means an Award other than in the form of an ISO, NQSO, or SAR, and which is settled by the issuance of Shares.

2.20         “Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

2.21         “Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee and that is designated as an Incentive Stock Option that is intended to meet the requirements of Code Section 422 or any successor provision.

2.22         “Insider” shall mean an individual who is, on the relevant date, an officer or Director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.23         “Non-employee Director” means a Director who is not an Employee.

2.24         “Non-employee Director Award” means any NQSO, SAR, or Full-Value Award granted, whether singly, in combination, or in tandem, to a Participant who is a Non-employee Director pursuant to such applicable terms, conditions, and limitations as the Board or Committee may establish in accordance with this Plan.

2.25         “Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.26         “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

2.27         “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.28         “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

2.29         “Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.30         “Performance-Based Compensation” with respect to Covered Employees means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.31         “Performance Measures” means measures as described in Article 12 on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.32         “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.33         “Performance Share” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.34         “Performance Unit” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.35         “Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.36         “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.37         “Plan” means the 2007 Viad Corp Omnibus Incentive Plan.

2.38         “Plan Year” means the calendar year.

2.39         “Prior Plan” means the 1997 Viad Corp Omnibus Incentive Plan.

2.40         “Restricted Stock” means an Award granted to a Participant pursuant to Article 8.

2.41         “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8, except no Shares are actually awarded to the Participant on the date of grant.

2.42         “Share” means a share of common stock of the Company, par value one dollar and fifty cents ($1.50) per share.

2.43         “Stock Appreciation Right” or “SAR” means an Award, designated as an SAR, pursuant to the terms of Article 7 herein.

2.44         “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

Article 3. Administration

3.1      General.   The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2      Authority of the Committee.   The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award amounts, terms, and conditions, including the terms and conditions set forth in Award Agreements, determining whether, to what extent, and under what circumstances Awards may be settled, exercised, cancelled, forfeited, or suspended, construing any ambiguous provision of the Plan or any Award Agreement, and, subject to Article 18, adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate. Further, the Committee shall further have the authority to make any other determination and take any other action that the Committee deems necessary and desirable for the administration of the Plan.

3.3      Delegation.   The Committee may delegate to one or more of its members or to one or more officers of the Company and/or its Subsidiaries and Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; and (b) determine the size of any such Awards; provided, however: (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is considered an Insider; (ii) the resolution providing such authorization sets forth the total number of Shares and Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

Article 4. Shares Subject to This Plan and Maximum Awards

4.1      Number of Shares Available for Awards.

(a)            Subject to adjustment as provided in Section 4.4 herein, the maximum number of Shares available for issuance to Participants under this Plan (the “Share Authorization”) shall be:

(i)                One million seven hundred thousand (1,700,000) Shares, plus

(ii)             Shares subject to outstanding awards under the Prior Plan as of the Effective Date, but only to the extent that such outstanding awards cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for, or settled in, vested and nonforfeitable Shares) up to an aggregate maximum of one million five hundred thousand (1,500,000) Shares.

(b)           The maximum number of Shares of the Share Authorization that may be issued pursuant to ISOs under this Plan shall be one million seven hundred thousand (1,700,000) Shares.

(c)            Any Full Value Awards which vest on the basis of the Employee’s continued employment with or provision of service to the Company shall not provide for vesting which is any more rapid than annual pro rata vesting over a three- (3-) year period and any Full Value Awards which vest upon the attainment of performance goals shall provide for a Performance Period of at least twelve (12) months.

4.2      Share Usage.   Shares covered by an Award shall only be counted as used to the extent they are actually issued. Any Shares related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under this Plan. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares. Moreover, if the Option Price of any Option granted under this Plan or the tax withholding requirements with respect to any Award granted under this Plan are satisfied by tendering Shares to the Company (by either actual delivery or by attestation), such tendered Shares shall again be available for grant under this Plan. Furthermore, if an SAR is exercised and settled in Shares, the difference between the total Shares exercised and the net Shares delivered shall again be available for grant under this Plan, with the result being that only the number of Shares issued upon exercise of an SAR are counted against the Shares available.

4.3      Annual Award Limits.   Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”) shall apply to grants of such Awards under this Plan:

(a)            Options: The maximum aggregate number of Shares subject to Options granted in any one Plan Year to any one Participant shall be one hundred fifty thousand (150,000).

(b)           SARs: The maximum number of Shares subject to Stock Appreciation Rights granted in any one Plan Year to any one Participant shall be one hundred fifty thousand (150,000).

(c)            Restricted Stock or Restricted Stock Units: The maximum aggregate grant with respect to Awards of Restricted Stock or Restricted Stock Units in any one Plan Year to any one Participant shall be seventy-five thousand (75,000).

(d)           Performance Units or Performance Shares: The maximum aggregate Award of Performance Units or Performance Shares that any one Participant may receive in any one Plan Year shall be one hundred thousand (100,000) Shares if such Award is payable in Shares, or equal to the value of one hundred thousand (100,000) Shares if such Award is payable in cash or property other than Shares, determined as of the earlier of the vesting or the payout date, as applicable.

(e)            Cash-Based Awards: The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Participant in any one Plan Year may not exceed five million dollars ($5,000,000).

(f)                Other Stock-Based Awards. The maximum aggregate grant with respect to Other Stock-Based Awards pursuant to Section 10.2 in any one Plan Year to any one Participant shall be seventy-five thousand (75,000).

4.4      Adjustments in Authorized Shares.   In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in-kind, or other like change in capital structure, number of outstanding Shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.

The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect or related to such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

Subject to the provisions of Article 18 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan in a manner consistent with paragraph 53 of FASB Interpretation No. 44), subject to compliance with the rules under Code Sections 422 and 424, as and where applicable.

Article 5. Eligibility and Participation

5.1      Eligibility.   Individuals eligible to participate in this Plan include all Employees and Directors.

5.2      Actual Participation.   Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted, and shall determine, in its sole discretion, the nature of any and all terms permissible by law and the amount of each Award.

Article 6. Stock Options

6.1      Grant of Options.   Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion, provided that ISOs may be granted only to eligible Employees of the Company or of any parent or subsidiary corporation (as permitted under Code Sections 422 and 424). However, an Employee who is employed by an Affiliate and/or Subsidiary and is subject to Code Section 409A may only be granted Options to the extent the Affiliate and/or Subsidiary is part of the Company’s consolidated group for United States federal tax purposes.

6.2      Award Agreement.   Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO.

6.3      Option Price.   The Option Price for each grant of an Option under this Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price on the date of grant must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the date of grant.

6.4      Term of Options.   Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, for Nonqualified Stock Options granted to Participants outside the United States, the Committee has the authority to grant Nonqualified Stock Options that have a term greater than ten (10) years.

6.5      Exercise of Options.   Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

6.6      Payment.   Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price (provided that except as otherwise determined by the Committee, the Shares that are tendered must have been held by the Participant for at least six (6) months (or such other period, if any, as the Committee may permit) prior to their tender to satisfy the Option Price if acquired under this Plan or any other compensation plan maintained by the Company or have been purchased on the open market); (c) by a cashless (broker-assisted) exercise; (d) by a combination of (a), (b), and/or (c); or (e) any other method approved or accepted by the Committee in its sole discretion.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7      Restrictions on Share Transferability.   The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements and/or restrictions under applicable federal securities laws, the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or any blue sky or state securities laws applicable to such Shares.

6.8      Termination of Employment.   Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

Article 7. Stock Appreciation Rights

7.1      Grant of SARs.   Subject to the terms and conditions of this Plan, Freestanding SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. However, an Employee who is employed by an Affiliate and/or Subsidiary and is subject to Code Section 409A may only be granted SARs to the extent the Affiliate and/or Subsidiary is part of the Company’s consolidated group for United States federal tax purposes.

Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.

The Grant Price for each grant of a Freestanding SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price on the date of grant must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the date of grant.

7.2      SAR Agreement.   Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.

7.3      Term of SAR.   The term of an SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, for SARs granted to Participants outside the United States, the Committee has the authority to grant SARs that have a term greater than ten (10) years.

7.4      Exercise of Freestanding SARs.   Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

7.5      Settlement of SAR Amount.   Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)            The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b)           The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

7.6      Termination of Employment.   Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

7.7      Other Restrictions.   The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of an SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of an SAR for a specified period of time.

Article 8. Restricted Stock and Restricted Stock Units

8.1      Grant of Restricted Stock or Restricted Stock Units.   Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the date of grant.

8.2      Restricted Stock or Restricted Stock Unit Agreement.   Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

8.3      Other Restrictions.   The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion, shall determine.

8.4      Certificate Legend.   In addition to any legends placed on certificates pursuant to Section 8.3, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the 2007 Viad Corp Omnibus Incentive Plan and a Restricted Stock Agreement. Copies of such Plan and Agreement are on file at the offices of Viad Corp, Viad Tower, Phoenix, Arizona.”

8.5      Voting Rights.   Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

8.6      Termination of Employment.   Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

8.7      Section 83(b) Election.   The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9. Performance Units/Performance Shares

9.1      Grant of Performance Units/Performance Shares.   Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.

9.2      Value of Performance Units/Performance Shares.   Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that will be paid out to the Participant.

9.3      Earning of Performance Units/Performance Shares.   Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

9.4      Form and Timing of Payment of Performance Units/Performance Shares.   Payment of earned Performance Units/Performance Shares shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units/Performance Shares in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units/Performance Shares at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

9.5      Termination of Employment.   Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units and/or Performance Shares following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Shares issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

Article 10. Cash-Based Awards and Other Stock-Based Awards

10.1    Grant of Cash-Based Awards.   Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine.

10.2    Other Stock-Based Awards.   The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares, and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.3    Value of Cash-Based and Other Stock-Based Awards.   Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

10.4    Payment of Cash-Based Awards and Other Stock-Based Awards.   Payment, if any, with respect to a Cash-Based Award or any Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.

10.5    Termination of Employment.   The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards or Other Stock-Based Awards following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an agreement entered into with each Participant, but need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Article 11. Transferability of Awards

11.1    Transferability.   Except as provided in Section 11.2 below, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant. Awards shall not be transferable other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation hereof shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death may be provided.

11.2    Committee Action.   The Committee may, in its discretion, determine that notwithstanding Section 11.1, any or all Awards (other than ISOs) shall be transferable to and exercisable by such transferees, and subject to such terms and conditions, as the Committee may deem appropriate; provided, however, no Award may be transferred for value (as defined in the General Instructions to Form S-8 registration statement under the Securities Act of 1933, as amended from time to time).

Article 12. Performance Measures

12.1    Performance Measures.   The performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)            Net earnings or net income (before or after taxes);

(b)           Earnings per share;

(c)            Net sales or revenue growth;

(d)           Net operating profit;

(e)            Revenue;

(f)                Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(g)           Cash flow (including, but not limited to, operating cash flow, free cash flow, cash generation, cash flow return on equity, and cash flow return on investment);

(h)            Earnings before or after taxes, interest, depreciation, and/or amortization;

(i)                Gross or operating margins;

(j)                Productivity ratios;

(k)            Share price (including, but not limited to, growth measures and total shareholder return);

(l)                Expense targets;

(m)        Margins;

(n)            Operating efficiency;

(o)           Market share;

(p)           Customer satisfaction;

(q)           Unit volume;

(r)               Working capital targets and change in working capital;

(s)             Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital); and

(t)               Strategic plan development and implementation.

Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (K) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 12.

12.2    Evaluation of Performance.   The Committee may provide in any such Award that any evaluation of achievement of Performance Measures may include or exclude any of the following events that occur during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

12.3    Adjustment of Performance-Based Compensation.   Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis, or any combination, as the Committee determines.

12.4    Committee Discretion.   In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 12.1.

Article 13. Non-employee Director Awards

Non-employee Directors may only be granted Awards under the Plan in accordance with this Article 13 and which shall not be subject to management’s discretion. From time to time, the Board shall set the amount(s) and type(s) of equity awards that shall be granted to all Non-employee Directors on a periodic, nondiscriminatory basis pursuant to the Plan, as well as any additional amount(s), if any, to be awarded, also on a periodic, nondiscriminatory basis, based on each of the following: the number of committees of the Board on which a Non-employee Director serves, service of a Non-employee Director as the chair of a Committee of the Board, service of a Non-employee Director as Chairman of the Board, or the first selection or appointment of an individual to the Board as a Non-employee Director. Subject to the limits set forth in

Section 4.1 and the foregoing, the Board shall grant such Awards to Non-employee Directors and any non-employee chairman of the Board, and grant new Non-employee Director Awards, as it shall from time to time determine.

Article 14. Dividends and Dividend Equivalents

Any Participant selected by the Committee may be granted dividends or dividend equivalents based on the dividends declared on Shares that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests, or expires, as determined by the Committee. The dividends or dividend equivalents may be subject to any limitations and/or restrictions determined by the Committee. Such dividend equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee.

Article 15. Beneficiary Designation

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid or exercised by the Participant’s executor, administrator, or legal representative.

Article 16. Rights of Participants

16.1    Employment.   Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a Director for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Articles 3 and 18, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

16.2    Participation.   No individual shall have the right to be selected to receive an Award under this Plan or, having been so selected, to be selected to receive a future Award.

16.3    Rights as a Shareholder.   Except as otherwise provided herein or in any Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 17. Change of Control

Notwithstanding any other provision of this Plan to the contrary, the provisions of this Article 17 shall apply in the event of a Change of Control unless otherwise determined by the Committee in connection with the grant of an Award as reflected in the applicable Award Agreement.

(a)            All outstanding Options and Stock Appreciation Rights shall become immediately vested and exercisable;

(b)           All Restricted Stock and Restricted Stock Units shall become immediately vested and payable; and

(c)            The Performance Period applicable to Performance Shares and Performance Units shall lapse, and the performance goals associated with such Awards shall be deemed to have been met at their target level.

The Committee may, in its sole discretion, determine that any or all outstanding Awards granted under the Plan, whether or not exercisable, will be canceled and terminated and that in connection with such cancellation and termination the holder of such Award may receive for each Share of common stock subject to such Awards a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the difference, if any, between the consideration received by shareholders of the Company in respect of a Share of common stock in connection with such transaction and the purchase price per share, if any, under the Award multiplied by the number of Shares of common stock subject to such Award; provided that if such product is zero (0) or less or to the extent that the Award is not then exercisable, the Awards may be canceled and terminated without payment therefor.

Article 18. Amendment, Modification, Suspension, and Termination

18.1    Amendment, Modification, Suspension, and Termination.   Subject to Section 18.3, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award Agreement in whole or in part; provided, however, that without the prior approval of the Company’s shareholders and except as provided in Section 4.4, Options or SARs issued under this Plan will not be repriced, replaced (with any other Awards), or regranted through cancellation, or by lowering the Option Price of a previously granted Option or the Grant Price of a previously granted SAR, nor will any outstanding underwater Options or SARs under the Plan be purchased for cash, and no material amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule.

18.2    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.   The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

18.3    Awards Previously Granted.   Notwithstanding any other provision of this Plan to the contrary (other than Section 18.4), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

18.4    Amendment to Conform to Law.   Notwithstanding any other provision of this Plan to the contrary, the Board of Directors may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder.

Article 19. Withholding

19.1    Tax Withholding.   The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

19.2    Share Withholding.   With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 20. Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 21. General Provisions

21.1    Forfeiture Events.

(a)            The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the Participant’s provision of services to the Company, Affiliate, and/or Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.

(b)           If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve- (12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

21.2    Legend.   The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

21.3    Gender and Number.   Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

21.4    Severability.   In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

21.5    Requirements of Law.   The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

21.6    Delivery of Title.   The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)            Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)           Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

21.7    Inability to Obtain Authority.   The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

21.8    Investment Representations.   The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

21.9    Employees Based Outside of the United States.   Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees or Directors, the Committee, in its sole discretion, shall have the power and authority to:

(a)            Determine which Affiliates and Subsidiaries shall be covered by this Plan.

(b)           Determine which Employees or Directors outside the United States are eligible to participate in this Plan.

(c)            Modify the terms and conditions of any Award granted to Employees or Directors outside the United States to comply with applicable foreign laws.

(d)           Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 21.9 by the Committee shall be attached to this Plan document as appendices.

(e)            Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

21.10  Uncertificated Shares.   To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

21.11  Unfunded Plan.   Participants shall have no right, title, or interest whatsoever in or to any investments that the Company and/or its Subsidiaries and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

21.12  No Fractional Shares.   No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

21.13  Retirement and Welfare Plans.   Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards, except pursuant to Covered Employee annual incentive awards, may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

21.14  Deferred Compensation.   No deferral of compensation (as defined under Code Section 409A or guidance thereto) is intended under this Plan. Notwithstanding this intent, if any Award would be considered deferred compensation as defined under Code Section 409A, and if this Plan fails to meet the requirements of Code Section 409A with respect to such Award, then such Award shall be null and void. However, the Committee may permit deferrals of compensation pursuant to the terms of a Participant’s Award Agreement, a separate plan, or a subplan which meets the requirements of Code Section 409A and any related guidance. Additionally, to the extent any Award is subject to Code Section 409A, notwithstanding any provision herein to the contrary, the Plan does not permit the acceleration of the time or schedule of any distribution related to such Award, except as permitted by Code Section 409A, the regulations thereunder, and/or the Secretary of the United States Treasury.

21.15  Nonexclusivity of This Plan.   The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

21.16  No Constraint on Corporate Action.   Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (b) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

21.17  Governing Law.   The Plan and each Award Agreement shall be governed by the laws of the state of Delaware, excluding any conflicts or choice of law, rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

21.18  Indemnification.   Subject to requirements of Delaware law, each individual who is or shall have been a member of the Board, or a committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by the Participant in connection with or resulting from any claim, action, suit, or proceeding to which the Participant may be a party or in which the Participant may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by the Participant in settlement thereof, with the Company’s approval, or paid by the Participant in satisfaction of any judgment in any such action, suit, or proceeding against the Participant, provided the Participant shall give the Company an opportunity, at its own expense, to handle and defend the same before the Participant undertakes to handle and defend it on the Participant’s own behalf, unless such loss, cost, liability, or expense is a result of the Participant’s own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

COMPANY#

There are three ways to vote your Proxy:

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE

•                     Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. Central Time on Monday, May 14, 2007.

•                     Please have your proxy card and the last four digits of your Social Security or Tax Identification Number available.

•                     Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/vvl/ — QUICK ««« EASY ««« IMMEDIATE

•                     Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. Central Time on Monday, May 14, 2007.

•                     Please have your proxy card and the last four digits of your Social Security or Tax Identification Number available.

•                     Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to VIad Corp, c/o Shareowner Services TM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card.

ò Please detach here ò

The Board of Directors Recommends a Vote FOR all nominees and Items 2 and 3.

1.	Election of Directors:

	1.a	Isabella Cunningham	☐ For	☐ Against	☐ Abstain

	1.b	Jess Hay	☐ For	☐ Against	☐ Abstain

	1.c	Albert M. Toplin	☐ For	☐ Against	☐ Abstain

2.	Ratify the appointment of Deloitte and Touche LLP as our independent registered public accountants for 2007		☐ For	☐ Against	☐ Abstain

3.	Proposal to approve the 2007 Vlad Corp Omnibus Incentive Plan		☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES AND ITEMS 2 AND 3.

Address Change? Mark Box	☐
Indicate changes below:		Date:

Signature(s) in box

Please sign exactly as your name(s) appears in this Proxy.  If held in joint tenancy, all persons must sign.  Trustees, administrators, etc. should include title and authority.  Corporations should provide full name of the corporation and the title of authorized officers signing the proxy.

VIAD CORP

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 15, 2007
9:00 a.m. Mountain Standard Time

Royal Palms Hotel - Estrella East
5200 East Camelback Road
Phoenix, Arizona 85018

VIAD CORP 1850 North Central Avenue, Suite 800 Phoenix, Arizona 85004-4545	proxy

This proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Stockholders to be held on Tuesday, May 15, 2007.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees and Items 2 and 3.

By signing the proxy, you revoke all prior proxies an appoint Paul B. Dykstra and Judith K. Hofer, and each of them, as attorneys and proxies, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

It is important that you vote, sign and return your proxy as soon as possible, whether or not you plan on attending the meeting.

See reverse for voting instructions.